SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C. 20549


                                FORM 8-K

                             CURRENT REPORT

                 PURSUANT TO SECTION 13 OR 15 (d) OF THE

                     SECURITIES EXCHANGE ACT OF 1934

     Date of Report (Date of earliest event reported): December 11, 2006

                             Banner Corporation
             ----------------------------------------------------
            (Exact name of registrant as specified in its charter)

     Washington                    0-26584                 91-1691604
----------------------------     -----------            ------------------
State or other jurisdiction      Commission             (I.R.S. Employer
of incorporation                 File Number            Identification No.)

10 S. First Avenue, Walla Walla, Washington                    99362
-------------------------------------------                  --------
(Address of principal executive offices)                    (Zip Code)

     Registrant's telephone number (including area code)  (509) 527-3636

                                 Not Applicable
          ------------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[X] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On December 11, 2006, Banner Corporation, a Washington corporation ("Banner"), and its financial institution subsidiary, Banner Bank, entered into an Agreement and Plan of Merger (the "Merger Agreement") with F&M Bank, a Washington state chartered commercial bank ("F&M"). Under the terms of the Merger Agreement, F&M will be merged with and into Banner Bank, with Banner Bank being the surviving institution.

     Under the terms of the Merger Agreement, which has been unanimously approved by the Boards of Directors of Banner, Banner Bank and F&M, each share of F&M common stock will be converted into 0.8500 shares of Banner common stock and $9.30 in cash, subject to certain conditions and assuming 2,086,874 shares of F&M common stock are outstanding at the closing of the transaction. Based upon the closing price for Banner's common stock on December 8, 2006 of $44.79 per share, the consideration is equivalent to $47.37 per share of F&M common stock. A special dividend will be accrued by F&M up to the closing date and paid by Banner at the closing based on an assumed $0.88 annual dividend for 2007. Outstanding options to purchase shares of F&M common stock are required to be exercised prior to closing to participate in the
consideration.  Unexercised options will expire.   The transaction, which is
valued at approximately $98.8 million, is expected to close in the second quarter of 2007, pending F&M shareholder and regulatory approval and the satisfaction of other customary closing conditions. F&M has agreed to pay a termination fee in the event the Merger Agreement is terminated under certain conditions. All of the directors and certain officers of F&M have entered into voting agreements pursuant to which they have agreed to vote their shares in favor of the transaction

     For additional information regarding the terms of the proposed transaction, reference is made to the Merger Agreement which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Additional Information and Where to Find it

     Banner intends to file with the Securities and Exchange Commission a registration statement on Form S-4, and F&M expects to mail a proxy statement/prospectus to its security holders, containing information about the transaction. Investors and security holders of Banner and F&M are urged to read the proxy statement/prospectus and other relevant materials when they become available because they will contain important information about Banner, F&M and the proposed merger. In addition to the registration statement to be filed by Banner and the proxy statement/prospectus to be mailed to the security holders of F&M, Banner files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other relevant documents (when they become available) and any other documents filed with the Securities and Exchange Commission at its website at www.sec.gov. The documents filed by Banner, may also be obtained free of charge from Banner by requesting them in writing at Banner Corporation, 10 South First Avenue, Walla Walla, WA 99362, or by telephone at (509) 527-3636. In addition, investors and security holders may access copies of the documents filed with the Securities and Exchange Commission by Banner on its website at www.bannerbank.com.

Forward-looking Statements

     This Form 8-K and the exhibits hereto may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future performance, developments or events, expectations for earnings, growth and market forecasts, and other guidance on future periods (including, among others, statements regarding the benefits of the acquisition of F&M Bank by Banner), which forward-looking statements are subject to a number of risks and uncertainties that are beyond the Company's control and might cause actual results to differ materially from stated objectives. These factors include but are not limited to: competition in the financial services market for both deposits and loans as well as regional and general economic conditions; and Banner's ability to successfully complete consolidation and conversion activities, incorporate acquisitions into its operations, retain key employees, increase its customer base, achieve cost savings and successfully generate commercial, consumer and real estate loans. Additional factors that may affect future results are contained in Banner filings with the SEC, which are available at the SEC web site http://www.sec.gov, including in Banner Annual Report on Form 10-K for the year ended December 31, 2005, under the heading "Risk Factors." Banner undertakes no responsibility to update or revise any forward-looking statements.

Item 9.01  Financial Statements and Exhibits

     (d)    Exhibits

            2.1 Agreement and Plan of Merger dated December 11, 2006 by and among Banner Corporation and Banner Bank and F&M Bank.

                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                   BANNER CORPORATION



                                    /s/D. Michael Jones
Date: December 12, 2006         By: -----------------------------------
                                    D. Michael Jones
                                    President and Chief Executive Officer

                              Exhibit  2.1

          Agreement and Plan of Merger dated December 11, 2006 by and among Banner Corporation and F&M Bank

                          AGREEMENT AND PLAN OF MERGER

                                 by and among

                              BANNER CORPORATION,

                                 BANNER BANK

                                     and

                                  F&M Bank

                            _____________________

                        DATED AS OF DECEMBER 11, 2006

                              TABLE OF CONTENTS
                                                                         Page
                                 ARTICLE I

                                 THE MERGER

1.1  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
1.2  Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.3  Effects of the Merger. . . . . . . . . . . . . . . . . . . . . . . . 2
1.4  Conversion of F&M Bank Common Stock. . . . . . . . . . . . . . . . . 2
1.5  Stock Options and Other Stock-Based Awards . . . . . . . . . . . . . 4
1.6  Articles of Incorporation of Banner Bank . . . . . . . . . . . . . . 4
1.7  Bylaws of Banner Bank. . . . . . . . . . . . . . . . . . . . . . . . 5
1.8  Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . 5

                                 ARTICLE II

                      DELIVERY OF MERGER CONSIDERATION

2.1  Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
2.2  Deposit of Merger Consideration  . . . . . . . . . . . . . . . . . . 5
2.3  Delivery of Merger Consideration . . . . . . . . . . . . . . . . . . 5

                                 ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF F&M BANK

3.1   Corporate Organization. . . . . . . . . . . . . . . . . . . . . . . 8
3.2   Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . 9
3.3   Authority; No Violation . . . . . . . . . . . . . . . . . . . . . . 9
3.4   Consents and Approvals. . . . . . . . . . . . . . . . . . . . . . .10
3.5   Reports; Regulatory Matters . . . . . . . . . . . . . . . . . . . .11
3.6   Financial Statements. . . . . . . . . . . . . . . . . . . . . . . .12
3.7   Broker's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . .13
3.8   Absence of Certain Changes or Events. . . . . . . . . . . . . . . .13
3.9   Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . .14
3.10  Taxes and Tax Returns . . . . . . . . . . . . . . . . . . . . . . .14
3.11  Employee Matters. . . . . . . . . . . . . . . . . . . . . . . . . .15
3.12  Compliance with Applicable Law. . . . . . . . . . . . . . . . . . .18
3.13  Certain Contracts . . . . . . . . . . . . . . . . . . . . . . . . .19
3.14  Risk Management Instruments . . . . . . . . . . . . . . . . . . . .20
3.15  Investment Securities . . . . . . . . . . . . . . . . . . . . . . .21
3.16  Loan Portfolio. . . . . . . . . . . . . . . . . . . . . . . . . . .21
3.17  Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
3.18  Intellectual Property . . . . . . . . . . . . . . . . . . . . . . .23

3.19  Environmental Liability . . . . . . . . . . . . . . . . . . . . . .24
3.20  State Takeover Laws . . . . . . . . . . . . . . . . . . . . . . . .24
3.21  Reorganization; Approvals . . . . . . . . . . . . . . . . . . . . .24
3.22  Opinions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
3.23  F&M Bank Information. . . . . . . . . . . . . . . . . . . . . . . .25

                                  ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF BANNER AND BANNER BANK

4.1   Corporate Organization. . . . . . . . . . . . . . . . . . . . . . .25
4.2   Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . .26
4.3   Authority; No Violation . . . . . . . . . . . . . . . . . . . . . .27
4.4   Consents and Approvals. . . . . . . . . . . . . . . . . . . . . . .27
4.5   Reports; Regulatory Matters . . . . . . . . . . . . . . . . . . . .28
4.6   Financial Statements. . . . . . . . . . . . . . . . . . . . . . . .29
4.7   Broker's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . .30
4.8   Absence of Certain Changes or Events. . . . . . . . . . . . . . . .30
4.9   Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . .31
4.10  Taxes and Tax Returns . . . . . . . . . . . . . . . . . . . . . . .31
4.11  Compliance with Applicable Law. . . . . . . . . . . . . . . . . . .31
4.12  Intellectual Property . . . . . . . . . . . . . . . . . . . . . . .32
4.13  Risk Management Instruments . . . . . . . . . . . . . . . . . . . .32
4.14  Investment Securities . . . . . . . . . . . . . . . . . . . . . . .32
4.15  Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
4.16  Environmental Liability . . . . . . . . . . . . . . . . . . . . . .33
4.17  Reorganization; Approvals . . . . . . . . . . . . . . . . . . . . .34
4.18  Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
4.19  Banner Information. . . . . . . . . . . . . . . . . . . . . . . . .34

                                   ARTICLE V

                     COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1   Conduct of Businesses Prior to the Effective Time . . . . . . . . .34
5.2   F&M Bank Forbearances . . . . . . . . . . . . . . . . . . . . . . .34
5.3   Banner Forbearances . . . . . . . . . . . . . . . . . . . . . . . .37

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

6.1   Regulatory Matters. . . . . . . . . . . . . . . . . . . . . . . . .37
6.2   Access to Information . . . . . . . . . . . . . . . . . . . . . . .39
6.3   Shareholder Approval. . . . . . . . . . . . . . . . . . . . . . . .39
6.4   Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
6.5   Nasdaq Listing. . . . . . . . . . . . . . . . . . . . . . . . . . .40

6.6   Employee and Director Matters . . . . . . . . . . . . . . . . . . .40
6.7   Indemnification; Directors' and Officers' Insurance . . . . . . . .41
6.8   Additional Agreements . . . . . . . . . . . . . . . . . . . . . . .42
6.9   Advice of Changes . . . . . . . . . . . . . . . . . . . . . . . . .43
6.10  [Reserved]. . . . . . . . . . . . . . . . . . . . . . . . . . . . .43
6.11  No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . .43

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

7.1   Conditions to Each Party's Obligation to Effect the Merger. . . . .45
7.2   Conditions to Obligations of Banner and Banner Bank . . . . . . . .45
7.3   Conditions to Obligations of F&M Bank . . . . . . . . . . . . . . .46

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

8.1   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . .47
8.2   Effect of Termination . . . . . . . . . . . . . . . . . . . . . . .51
8.3   Fees and Expenses; Termination Fees . . . . . . . . . . . . . . . .51
8.4   Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .52
8.5   Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . .52

                                   ARTICLE IX

                                GENERAL PROVISIONS

9.1   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .53
9.2   Nonsurvival of Representations, Warranties and Agreements . . . . .53
9.3   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .53
9.4   Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . .54
9.5   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . .54
9.6   Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . .54
9.7   Governing Law; Jurisdiction . . . . . . . . . . . . . . . . . . . .55
9.8   Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . .55
9.9   Assignment; Third Party Beneficiaries . . . . . . . . . . . . . . .55

                             INDEX OF DEFINED TERMS


                                                                   Section
                                                                   -------

Adjusted Option. . . . . . . . . . . . . . . . . . . . . . . .      1.5(a)
Agency (Agencies). . . . . . . . . . . . . . . . . . . . . . .      3.16(d)
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . .     Preamble
All Cash Consideration . . . . . . . . . . . . . . . . . . . .      1.5(a)
Alternative Proposal . . . . . . . . . . . . . . . . . . . . .      6.11(a)
Alternative Transaction. . . . . . . . . . . . . . . . . . . .      6.11(a)
Articles of Merger . . . . . . . . . . . . . . . . . . . . . .      1.2
Average Closing Price. . . . . . . . . . . . . . . . . . . . .      8.1(g)
Banner . . . . . . . . . . . . . . . . . . . . . . . . . . . .     Preamble
Banner Bank Articles . . . . . . . . . . . . . . . . . . . . .      4.1(b)
Banner Bank Bylaws . . . . . . . . . . . . . . . . . . . . . .      4.1(b)
Banner Benefit Plans . . . . . . . . . . . . . . . . . . . . .      6.6(a)
Banner Capitalization Date . . . . . . . . . . . . . . . . . .      4.2(a)
Banner Change in Control Event . . . . . . . . . . . . . . . .       8.3(c)
Banner Closing Price . . . . . . . . . . . . . . . . . . . . .      1.5(a)
Banner Common Stock. . . . . . . . . . . . . . . . . . . . . .      1.4(a)
Banner Disclosure Schedule . . . . . . . . . . . . . . . . . .     Art. IV
Banner Fill Option . . . . . . . . . . . . . . . . . . . . . .      8.1(g)
Banner Leased Properties . . . . . . . . . . . . . . . . . . .      4.15
Banner Owned Properties. . . . . . . . . . . . . . . . . . . .      4.15
Banner Preferred Stock . . . . . . . . . . . . . . . . . . . .      4.2(a)
Banner Ratio . . . . . . . . . . . . . . . . . . . . . . . . .      8.1(g)(ii)
Banner Real Property . . . . . . . . . . . . . . . . . . . . .      4.15
Banner Regulatory Agreement. . . . . . . . . . . . . . . . . .      4.5(b)
Banner Requisite Regulatory Approvals. . . . . . . . . . . . .      7.2(d)
Banner Restricted Share Right. . . . . . . . . . . . . . . . .      1.5(b)
Banner SEC Reports . . . . . . . . . . . . . . . . . . . . . .      4.5(c)
Banner Starting Price. . . . . . . . . . . . . . . . . . . . .      8.1(g)
Banner Stock Plans . . . . . . . . . . . . . . . . . . . . . .      4.2(a)
Banner Subsidiary. . . . . . . . . . . . . . . . . . . . . . .      3.1(b)
Banner Warrant . . . . . . . . . . . . . . . . . . . . . . . .      1.5(c)
BHC Act. . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(b)
Business Combination . . . . . . . . . . . . . . . . . . . . .      8.3(c)
Business Day . . . . . . . . . . . . . . . . . . . . . . . . .      8.1(g)
Cash Consideration . . . . . . . . . . . . . . . . . . . . . .      1.4(c)(i)
Ceiling Price. . . . . . . . . . . . . . . . . . . . . . . . .      8.1(h)(i)
Certificate. . . . . . . . . . . . . . . . . . . . . . . . . .      1.4(d)
Claim. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6.7(a)
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .      9.1
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . .      9.1
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     Recitals
Confidentiality Agreement. . . . . . . . . . . . . . . . . . .      6.2(b)
Controlled Group Liability . . . . . . . . . . . . . . . . . .      3.11

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Covered Employees. . . . . . . . . . . . . . . . . . . . . . .       6.6(a)
Derivative Transactions. . . . . . . . . . . . . . . . . . . .      3.14(a)
Determination Date . . . . . . . . . . . . . . . . . . . . . .      8.1(g)
Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . .      1.4(f)
DPC Common Shares. . . . . . . . . . . . . . . . . . . . . . .      1.4(b)
Effective Time . . . . . . . . . . . . . . . . . . . . . . . .      1.2
Employment Agreement . . . . . . . . . . . . . . . . . . . . .      3.11
ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.11
Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . .      3.13(a)
Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . .      2.1
Exchange Agent Agreement . . . . . . . . . . . . . . . . . . .      2.1
Exchange Fund. . . . . . . . . . . . . . . . . . . . . . . . .      2.2
Exchange Ratio . . . . . . . . . . . . . . . . . . . . . . . .      1.5(c)
F&M Bank . . . . . . . . . . . . . . . . . . . . . . . . . . .     Preamble
F&M Bank Articles. . . . . . . . . . . . . . . . . . . . . . .      3.1(b)
F&M Bank Balance Sheet . . . . . . . . . . . . . . . . . . . .      3.6(a)
F&M Bank Benefit Plan. . . . . . . . . . . . . . . . . . . . .      3.11
F&M Bank Bylaws. . . . . . . . . . . . . . . . . . . . . . . .      3.1(b)
F&M Bank Capitalization Date . . . . . . . . . . . . . . . . .      3.2(a)
F&M Bank Common Stock. . . . . . . . . . . . . . . . . . . . .      1.4(b)
F&M Bank Contract. . . . . . . . . . . . . . . . . . . . . . .      3.13(a)
F&M Bank Criticized Assets . . . . . . . . . . . . . . . . . .      3.14(c)
F&M Bank Disclosure Schedule . . . . . . . . . . . . . . . . .     Art. III
F&M Bank ERISA Affiliate . . . . . . . . . . . . . . . . . . .      3.11
F&M Bank Fill Option . . . . . . . . . . . . . . . . . . . . .      8.1(h)
F&M Bank Financial Statements. . . . . . . . . . . . . . . . .      3.6(a)
F&M Bank Leased Properties . . . . . . . . . . . . . . . . . .      3.17
F&M Bank Options . . . . . . . . . . . . . . . . . . . . . . .      1.5(a)
F&M Bank Owned Properties. . . . . . . . . . . . . . . . . . .      3.17
F&M Bank Plan. . . . . . . . . . . . . . . . . . . . . . . . .      6.6(f)
F&M Bank Pool. . . . . . . . . . . . . . . . . . . . . . . . .      3.16(g)
F&M Bank Preferred Stock . . . . . . . . . . . . . . . . . . .      3.2(a)
F&M Bank Real Property . . . . . . . . . . . . . . . . . . . .      3.17
F&M Bank Recommendation. . . . . . . . . . . . . . . . . . . .      6.3
F&M Bank Regulatory Agreement. . . . . . . . . . . . . . . . .      3.5(b)
F&M Bank Requisite Regulatory Approvals. . . . . . . . . . . .      7.3(d)
F&M Bank Restricted Shares . . . . . . . . . . . . . . . . . .      1.5(b)
F&M Bank Shareholders' Meeting . . . . . . . . . . . . . . . .      6.3
F&M Bank Stock Plans . . . . . . . . . . . . . . . . . . . . .      1.5(a)
F&M Bank Subsidiary. . . . . . . . . . . . . . . . . . . . . .      3.1(c)
F&M Bank Warrants. . . . . . . . . . . . . . . . . . . . . . .      1.5(c)
FDIC . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(d)
Final Aggregate Consideration. . . . . . . . . . . . . . . . .      8.1(g)
Final Index Price. . . . . . . . . . . . . . . . . . . . . . .      8.1(g)
Final Price. . . . . . . . . . . . . . . . . . . . . . . . . .      8.1(g)

Floor Price. . . . . . . . . . . . . . . . . . . . . . . . . .      8.1(g)(i)
Form S-4 . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.4
GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4.1(c)
Governmental Entity. . . . . . . . . . . . . . . . . . . . . .      3.4
Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . .      3.13(a)
Indemnified Parties. . . . . . . . . . . . . . . . . . . . . .      6.7(a)
Index Group. . . . . . . . . . . . . . . . . . . . . . . . . .      8.1(g)
Index Ratio. . . . . . . . . . . . . . . . . . . . . . . . . .      8.1(g)(ii)
Initial Aggregate Consideration. . . . . . . . . . . . . . . .      8.1(g)
Initial Index Price. . . . . . . . . . . . . . . . . . . . . .      8.1(g)
Injunction . . . . . . . . . . . . . . . . . . . . . . . . . .      7.1(d)
Insurance Amount . . . . . . . . . . . . . . . . . . . . . . .      6.7(c)
Intellectual Property. . . . . . . . . . . . . . . . . . . . .      3.18
IRS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.10(a)
Letter of Transmittal. . . . . . . . . . . . . . . . . . . . .      2.3(a)
Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.3(b)
Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.16(a)
Material Adverse Effect. . . . . . . . . . . . . . . . . . . .      3.1(a)
Materially Burdensome Regulatory Condition . . . . . . . . . .      6.1(b)
Maximum Aggregate Consideration. . . . . . . . . . . . . . . .      8.1(g)
Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .     Recitals
Merger Consideration . . . . . . . . . . . . . . . . . . . . .      1.4(c)
Minimum Aggregate Consideration. . . . . . . . . . . . . . . .      8.1(g)
Multiemployer Plan . . . . . . . . . . . . . . . . . . . . . .      3.11
Nasdaq . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.5(a)
Other Regulatory Approvals . . . . . . . . . . . . . . . . . .      3.4
Outstanding Banner Common Stock. . . . . . . . . . . . . . . .      8.3(c)
Outstanding Banner Voting Securities . . . . . . . . . . . . .      8.3(c)
Permitted Encumbrances . . . . . . . . . . . . . . . . . . . .      3.17
Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.11
Policies, Practices and Procedures . . . . . . . . . . . . . .      3.15(b)
Prorated Dividend. . . . . . . . . . . . . . . . . . . . . . .      1.4(c)
Proxy Statement. . . . . . . . . . . . . . . . . . . . . . . .      3.4
RCW. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.1(a)
Regulatory Agencies. . . . . . . . . . . . . . . . . . . . . .      3.5(a)
Repurchase Adjustment Amount . . . . . . . . . . . . . . . . .      1.4(c)
Resulting Bank . . . . . . . . . . . . . . . . . . . . . . . .     Recitals
Sarbanes-Oxley Act . . . . . . . . . . . . . . . . . . . . . .      4.5(c)
SEC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.4
Securities Act . . . . . . . . . . . . . . . . . . . . . . . .      3.2(a)
Share Ratio. . . . . . . . . . . . . . . . . . . . . . . . . .      1.4(c)
Stock Consideration. . . . . . . . . . . . . . . . . . . . . .      1.4(c)(ii)
Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . .      3.1(b)
Takeover Statutes. . . . . . . . . . . . . . . . . . . . . . .      3.20
Tax Return . . . . . . . . . . . . . . . . . . . . . . . . . .      3.10(c)
Tax(es). . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.10(b)
Termination Fee. . . . . . . . . . . . . . . . . . . . . . . .      8.3(b)(i)

Trust Account Common Shares. . . . . . . . . . . . . . . . . .      1.4(b)
Unaudited F&M Bank Balance Sheet . . . . . . . . . . . . . . .      3.6(a)
Voting Debt. . . . . . . . . . . . . . . . . . . . . . . . . .      3.2(a)
WBCA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.3
Withdrawal Liability . . . . . . . . . . . . . . . . . . . . .      3.11

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of December 11, 2006 (this "Agreement"), by and among F&M BANK, a Washington state-chartered bank ("F&M Bank") and BANNER CORPORATION, a Washington corporation ("Banner") and BANNER BANK, a Washington state-chartered bank.

                             W I T N E S S E T H:

     WHEREAS, the Boards of Directors of F&M Bank and Banner have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which F&M Bank will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Banner Bank, a wholly owned subsidiary of Banner (the "Merger"), so that Banner Bank is the resulting bank in the Merger (sometimes referred to in such capacity as the "Resulting Bank");

     WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a "plan of reorganization" for purposes of Sections 354 and 361 of the Code; WHEREAS, certain shareholders of F&M Bank have entered into Voting and Support Agreements in connection with the Merger; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
                                 ARTICLE I

                                THE MERGER

     1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with Title 30, Chapter 49 of the Revised Code of Washington (the "RCW"), at the Effective Time, F&M Bank shall merge with and into Banner Bank. Banner Bank shall be the Resulting Bank in the Merger, and shall continue its corporate existence under the laws of the State of Washington. As of the Effective Time, the separate corporate existence of F&M Bank shall cease.

     (b) Banner may at any time change the method or structure of effecting the combination if and to the extent reasonably requested by Banner; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to F&M

Bank's shareholders or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. This Agreement and any related documents will be appropriately amended in order to reflect any such changed method or structure.

     1.2 Effective Time. The Merger shall become effective at the time set forth in the articles of merger that shall be filed with the Director of the Washington Department of Financial Institutions (the "Articles of Merger") on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 11.060 of the Washington Business Corporation Act (the "WBCA"), incorporated herein by reference, and other applicable law.

     1.4 Conversion of F&M Bank Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Banner, Banner Bank, F&M Bank or the holder of any of the following securities:

     (a) Each share of common stock, par value $1.00 per share, of Banner Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

     (b) All shares of common stock, par value $1.00 per share, of F&M Bank issued and outstanding immediately prior to the Effective Time (the "F&M Bank Common Stock") that are beneficially owned by F&M Bank, Banner or Banner Bank (other than shares of F&M Bank Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, "Trust Account Common Shares") and other than shares of F&M Bank Common Stock held, directly or indirectly, by F&M Bank or Banner in respect of a debt previously contracted (any such shares, "DPC Common Shares")) shall be cancelled and shall cease to exist and no stock of Banner or other consideration shall be delivered in exchange therefor.

     (c) Subject to Section 1.4(e), each share of F&M Bank Common Stock, except for shares of F&M Bank Common Stock owned by F&M Bank, Banner (other than Trust Account Common Shares and DPC Common Shares) or any of their respective wholly owned Subsidiaries, shall be converted, in accordance with the procedures set forth in Article II, into the right to receive (i) an amount in cash, rounded to the nearest cent, equal to the quotient of (A) $19.4 million minus the Repurchase Adjustment Amount divided by (B) the number of shares of F&M Bank Common Stock outstanding as of the Effective Time, without interest (the "Cash Consideration"), (ii) that fraction, rounded to the nearest ten thousandth (the "Share Ratio"), of a share of Banner common stock, par value $0.01 per share (the "Banner Common Stock") equal to 1,773,494 divided by the number of shares of F&M Bank Common Stock outstanding as of the Effective Time (the "Stock Consideration"), and (iii) an amount in cash equal to the Prorated Dividend. The Cash Consideration, the Stock Consideration and the

Prorated Dividend are sometimes referred to herein collectively as the "Merger Consideration."

     The "Prorated Dividend" means the product of (A) $0.88 and (B) the quotient obtained by dividing (x) the number of days between December 31, 2006 and the Closing Date (including the Closing Date) by (y) 365.

     The "Repurchase Adjustment Amount" means the value of, without duplication, any consideration paid or delivered by F&M Bank or Banner in cash or other property in exchange for F&M Bank Common Stock repurchased from, or converted into other consideration for the benefit of, participants in the F&M Bank Plan after the date hereof; provided that the Repurchase Adjustment Amount shall not include any cash payments made with respect to any Repurchase Residual Payment, as defined in and referred to in Section 5.2 of the F&M Bank Disclosure Schedule.

     (d) All of the shares of F&M Bank Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 1.4 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of F&M Bank Common Stock (each, a "Certificate") shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares, into which the shares of F&M Bank Common Stock represented by such Certificate have been converted pursuant to this
Section 1.4 and Section 2.3(f), as well as any dividends to which holders of F&M Bank Common Stock become entitled in accordance with Section 2.3(c).

     (e) If, between the date of this Agreement and the Effective Time, the outstanding shares of Banner Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Share Ratio.

     (f) Notwithstanding any other provision contained in this Agreement, no shares of F&M Bank Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has properly exercised such shareholder's appraisal rights (any such shares being referred to herein as "Dissenting Shares") under RCW 30.49.090 shall be converted into the right to receive the Merger Consideration as provided in Section 1.4(c) and instead shall be entitled to such rights (but only such rights) as are granted by RCW
30.49.090 (unless and until such shareholder shall have failed to perfect, or shall have effectively withdrawn or lost, such shareholder's right to dissent from the Merger such statute) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the RCW 30.49.090. If any such shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, each of such holder's shares of F&M Bank Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. F&M Bank shall give Banner (i) prompt notice of any notice or demand for appraisal or payment for shares of F&M Bank Common Stock received by F&M Bank and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand or notices. F&M Bank shall not, without the prior written consent of Banner, make any payment with respect to, or settle, offer for settle or otherwise negotiate any such demands.

     1.5 Stock Options and Other Stock-Based Awards. (a) As of the Effective Time, all options to purchase shares of F&M Bank Common Stock granted to employees or directors of F&M Bank under any equity-based compensation plan, including the 2001 Stock Option Plan, the F&M Bank Management Stock Bonus Plan, or the F&M Bank Director Stock Grant Plan all as amended and the award agreements thereunder (collectively, the "F&M Bank Stock Plans") that are outstanding immediately prior to the Effective Time (collectively, the "F&M Bank Options") regardless of whether or not vested, shall be cancelled and the holders thereof shall have no further rights with respect thereto.

     (b) As of the Effective Time, each restricted share of F&M Bank Common Stock granted to any employee or director of F&M Bank under a F&M Bank Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the "F&M Bank Restricted Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive (the "Banner Restricted Share Right"), on the same terms and conditions as applied to each such F&M Bank Restricted Share immediately prior to the Effective Time (including the same transfer restrictions), the Merger Consideration determined in accordance with Sections
1.4 of this Agreement, and treating such F&M Bank Restricted Shares in the same manner as all other shares of F&M Bank Common Stock for such purposes; provided, however, that Banner shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax law.

     (c) F&M Bank shall, pursuant to applicable provisions of the F&M Bank Stock Plan(s) and within 15 days prior to the Effective Date, notify each holder of an F&M Bank Option of the pendency of the anticipated Effective Date, and, to the extent requested by Banner, take all action that Banner deems necessary or advisable to effectuate prior to the Effective Time the transactions contemplated by Section 1.5 of this Agreement, including amending each of the F&M Bank Stock Plans (i) if and to the extent necessary and practicable, to reflect the transactions contemplated by Section 1.5 of this Agreement and (ii) to preclude any automatic or formulaic grant of options, restricted shares or other awards thereunder on or after the date hereof.

     1.6 Articles of Incorporation of Banner Bank. At the Effective Time, the articles of incorporation of Banner Bank, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Resulting Bank until thereafter amended in accordance with applicable law.

     1.7 Bylaws of Banner Bank. At the Effective Time, the bylaws of Banner Bank, as in effect immediately prior to the Effective Time, shall be the bylaws of the Resulting Bank until thereafter amended in accordance with applicable law.

     1.8 Tax Consequences. It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.

                                 ARTICLE II

                      DELIVERY OF MERGER CONSIDERATION

     2.1 Exchange Agent. Prior to the Effective Time, Banner shall appoint a bank or trust company selected by Banner and reasonably acceptable to F&M Bank (the "Exchange Agent"), pursuant to an agreement (the "Exchange Agent Agreement"), to act as exchange agent hereunder.

     2.2 Deposit of Merger Consideration. At or prior to the Effective Time, Banner shall deposit, or shall cause to be deposited, with the Exchange Agent, (i) certificates representing the number of shares of Banner Common Stock sufficient to deliver, and Banner shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (ii) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f)) (collectively, the "Exchange Fund") and Banner shall instruct the Exchange Agent to timely pay the Cash Consideration, and such cash in lieu of fractional shares, in accordance with this Agreement.

     2.3 Delivery of Merger Consideration. (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of F&M Bank Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to
Section 1.4 and any cash in lieu of fractional shares of Banner Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s))) (the "Letter of Transmittal") to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of Banner Common Stock to be issued or paid in consideration therefor in accordance with Section 2.3(f) upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to
Section 2.3(c).

     (b) Upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Letter of Transmittal, a holder of F&M Bank Common Stock will be entitled to receive, promptly after the Effective Time, the Merger Consideration (with the aggregate Cash Consideration paid to each such holder rounded to the nearest cent) and any cash in lieu of fractional shares of Banner Common Stock to be issued or paid in consideration therefor in respect of the shares of F&M Bank Common Stock represented by its Certificate(s). Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Banner Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this
Article II.

     (c) No dividends or other distributions with respect to Banner Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Banner Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this
Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Banner Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Banner Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Banner Common Stock issuable with respect to such Certificate.

     (d) In the event of a transfer of ownership of a Certificate representing F&M Bank Common Stock that is not registered in the stock transfer records of F&M Bank, the proper amount of cash and/or shares of Banner Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such F&M Bank Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Banner that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Banner) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration, any cash in lieu of fractional shares of Banner Common Stock, cash dividends or distributions payable pursuant to Section 2.3 (c) hereof and any other cash amounts otherwise payable pursuant to this Agreement to any holder of F&M Bank Common Stock such amounts as the Exchange Agent or Banner, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Banner, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of F&M Bank Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Banner, as the case may be.

     (e) After the Effective Time, there shall be no transfers on the stock transfer books of F&M Bank of any shares of F&M Bank Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of F&M Bank Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Banner Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this
Article II.

     (f) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Banner Common Stock shall be issued upon the surrender of Certificates for exchange; no dividend or distribution with respect to Banner Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Banner. In lieu of the issuance of any such fractional share, Banner shall pay to each former shareholder of F&M Bank who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Banner Closing Price by
(ii) the fraction of a share (after taking into account all shares of F&M Bank Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Banner Common Stock to which such holder would otherwise be entitled to receive pursuant to
Section 1.4.

     (g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of F&M Bank as of the first anniversary of the Effective Time shall be paid to Banner. Any former shareholders of F&M Bank who have not theretofore complied with this Article II shall thereafter look only to Banner with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Banner Common Stock deliverable in respect of each share of F&M Bank Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Banner, F&M Bank, the Exchange Agent or any other person shall be liable to any former holder of shares of F&M Bank Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Banner or the Exchange Agent, the posting by such person of a bond in such amount as Banner may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF F&M BANK

     Except as disclosed in the disclosure schedule (the "F&M Bank Disclosure Schedule") delivered by F&M Bank to Banner or Banner Bank prior to the execution of this Agreement (which schedule sets forth, among other things, items, the disclosure of which is necessary or appropriate, either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this
Article III, or to one or more of F&M Bank's covenants, provided, however, that disclosure in any section of such F&M Bank Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement), F&M Bank hereby represents and warrants to Banner and Banner Bank as follows:

     3.1 Corporate Organization. (a) F&M Bank is a banking corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington. F&M Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on F&M Bank. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Banner, Banner Bank, F&M Bank or the Resulting Bank, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global or national political conditions or in general economic or market conditions affecting banks or their holding companies generally except to the extent that any such changes have a disproportionate adverse effect on such party or (D) public disclosure of the transactions contemplated hereby), or
(ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

     (b) F&M Bank is a bank chartered by the State of Washington. True, complete and correct copies of the Articles of Incorporation of F&M Bank, as amended (the "F&M Bank Articles"), and the Bylaws of F&M Bank (the "F&M Bank Bylaws"), as in effect as of the date of this Agreement, have previously been made available to Banner. As used in this Agreement, the term "Subsidiary" means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with a party for financial reporting purposes under U.S. generally accepted accounting principles ("GAAP"), and a "Banner Subsidiary" means any Subsidiary of Banner. F&M Bank has no Subsidiaries.

     (c) F&M Bank is, and there has not been any event or occurrence since January 1, 2002 that could reasonably be expected to result in a determination that F&M Bank is not, "well capitalized" and "well managed" as a matter of U.S. federal banking law. F&M Bank has at least a "satisfactory" rating under the U.S. Community Reinvestment Act.

     (d) The deposit accounts of F&M Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

     (e) The minute books of F&M Bank previously made available to Banner contain true, complete and correct records of all meetings and other corporate actions held or taken since December 31, 2002 of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

     3.2 Capitalization. The number of authorized shares of capital stock of F&M Bank, consisting solely of shares of F&M Common Stock, and the number of such shares issued and outstanding as of December 11, 2006 (the "F&M Bank Capitalization Date"), is 2,038,034, as is set forth in Schedule 3.2. As of the F&M Bank Capitalization Date, no shares of F&M Bank Common Stock were held as treasury stock. As of the date hereof, no shares of F&M Bank Common Stock were reserved for issuance upon the exercise of F&M Bank Options pursuant to F&M Bank Stock Plans. All of the issued and outstanding shares of F&M Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote ("Voting Debt") of F&M Bank are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement and F&M Bank Stock Plans, F&M Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of F&M Bank Common Stock, Voting Debt or any other equity securities of F&M Bank or any securities representing the right to purchase or otherwise receive any shares of F&M Bank Common Stock, Voting Debt or any other equity securities of F&M Bank. As of the date of this Agreement, there are no contractual obligations of F&M Bank (x) to repurchase, redeem or otherwise acquire any shares of capital stock of F&M Bank or any equity security of F&M Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of F&M Bank or (y) pursuant to which F&M Bank is or could be required to register shares of F&M Bank capital stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"). F&M Bank has provided Banner with a true, complete and correct list of the number of shares of F&M Bank Common Stock issuable upon the exercise of each F&M Bank Option outstanding under F&M Bank Stock Plans as of the F&M Bank Capitalization Date, the names of the holders thereof, the status as vested or unvested and the exercise price for each such F&M Bank Option. Since the F&M Bank Capitalization Date through the date hereof, F&M Bank has not (A) issued or repurchased any shares of F&M Bank Common Stock, F&M Bank Preferred Stock, Voting Debt or other equity securities of F&M Bank other than the issuance of shares of F&M Bank Common Stock in connection with the exercise of F&M Bank Options to purchase F&M Bank Common Stock granted under F&M Bank Stock Plans that were outstanding on the F&M Bank Capitalization Date or (B) issued or awarded any options, warrants, restricted shares or any other equity-based awards under any of F&M Bank Stock Plans.

     3.3 Authority; No Violation. (a) F&M Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of F&M Bank. The Board of Directors of F&M Bank has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of F&M Bank and its shareholders, has directed that this Agreement be submitted to F&M Bank's shareholders for approval and adoption at a duly held meeting of such shareholders, has determined to recommend such approval and has adopted a resolution to the foregoing effect. Except for the approval and adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of F&M Bank Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of F&M Bank are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by F&M Bank and (assuming due authorization, execution and delivery by Banner) constitutes the valid and binding obligation of F&M Bank, enforceable against F&M Bank in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

     (b) Neither the execution and delivery of this Agreement by F&M Bank nor the consummation by F&M Bank of the transactions contemplated hereby, nor compliance by F&M Bank with any of the terms or provisions of this Agreement, will (i) violate any provision of F&M Bank Articles or F&M Bank Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to F&M Bank, or any of its properties or assets or (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on F&M Bank, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, charge, security interest or other similar encumbrance (a "Lien") upon any of the properties or assets of F&M Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which F&M Bank is a party or by which it or any of its properties or assets is bound.

     3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (ii) the filing of any required applications, filings or notices with the Washington Department of Financial Institutions and approval of such applications, filings and notices (the "Other Regulatory Approvals"), (iii) the filing with the Securities and Exchange Commission (the "SEC") of a Proxy Statement in definitive form relating to the meetings of F&M Bank's shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the "Proxy Statement") and of a registration statement on Form S-4 (the "Form S-4") in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4,
(iv) the filing of the Articles of Merger, (v) any consents, authorizations, approvals, filings or exemptions required under consumer finance, mortgage banking and other similar laws, and (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Banner Common Stock pursuant to this Agreement and approval of listing of such Banner Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") are necessary in connection with the consummation by F&M

Bank of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by F&M Bank of this Agreement.

     3.5 Reports; Regulatory Matters. (a) F&M Bank has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2003 with (i) the Board of Governors of the Federal Reserve System, (ii) the FDIC, (iii) Washington State Department of Financial Institutions, (iv) the NASD and any other self-regulatory organization, and (v) any foreign regulatory authority (collectively, "Regulatory Agencies") and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2003, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of F&M Bank, no Regulatory Agency or Governmental Entity has initiated since January 1, 2003 or has pending any proceeding, enforcement action or, to the knowledge of F&M Bank, investigation into the business, disclosures or operations of F&M Bank. Since January 1, 2003, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of F&M Bank, investigation into the business, disclosures or operations of F&M Bank. There is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of F&M Bank. Since January 1, 2003, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of F&M Bank.

     (b) F&M Bank is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated banks (each, a "F&M Bank Regulatory Agreement"), nor has F&M Bank been advised since January 1, 2003 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such F&M Bank Regulatory Agreement.

     (c) F&M Bank has previously made available to Banner an accurate and complete copy of (i) all documents provided or made available by or on behalf of F&M Bank to its shareholders or prospective investors and (ii) each communication mailed by F&M Bank to its shareholders, in each case since January 1, 2003 and prior to the date of this Agreement. No such F&M Bank communication, at the time filed, furnished or communicated, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

     3.6 Financial Statements. (a) Section 3.6(a) of the F&M Bank Disclosure Schedule contains true and correct copies of (i) the audited consolidated balance sheets of F&M Bank as of December 31, 2005 (the "F&M Bank Balance Sheet"), December 31, 2004 and December 31, 2003, and the related audited consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003 and (ii) the unaudited consolidated balance sheets of F&M Bank as of September 30, 2006 (the "Unaudited F&M Bank Balance Sheet") and September 30, 2005, and the related unaudited consolidated statements of income for the nine months ended September 30, 2006 and September 30, 2005 (including the related notes, where applicable) (all such balance sheets and financial statements and related notes, the "F&M Bank Financial Statements").

     (b) The F&M Bank Financial Reports (i) have been prepared from, and are in accordance with, the books and records of F&M Bank, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of F&M Bank for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of F&M Bank have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Moss Adams LLP has not resigned or been dismissed as independent public accountants of F&M Bank as a result of or in connection with any disagreements with F&M Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

     (c) F&M Bank has no material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the Unaudited F&M Bank Balance Sheet and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006 or in connection with this Agreement and the transactions contemplated hereby.

     (d) The records, systems, controls, data and information of F&M Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of F&M Bank or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on F&M Bank. F&M Bank maintains accounting records which fairly and accurately reflect, in all material respects, its transactions, and F&M Bank has devised and maintains accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in accordance with GAAP.

     (e) Since December 31, 2005, (i) through the date hereof, neither F&M Bank nor, to the knowledge of the officers of F&M Bank, any director, officer, employee, auditor, accountant or representative of F&M Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, internal controls, procedures, methodologies or methods of F&M Bank, including any material complaint, allegation, assertion or claim that F&M Bank has engaged in questionable accounting or auditing practices, and (ii) no attorney representing F&M Bank, whether or not employed by F&M Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by F&M Bank or any of its officers, directors, employees or agents to the Board of Directors of F&M Bank or any committee thereof or to any director or officer of F&M Bank.

     3.7 Broker's Fees. Neither F&M Bank nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement, other than McAdams Wright Ragen, Inc. pursuant to a letter agreement between F&M Bank and McAdams Wright Ragen, Inc., a true, complete and correct copy of which has been previously delivered to Banner.

     3.8 Absence of Certain Changes or Events. (a) Since December 31, 2005, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on F&M Bank.

     (b) Since December 31, 2005, through and including the date of this Agreement, F&M Bank has carried on its business in all material respects in the ordinary course of business consistent with past practice.

     (c) Since September 30, 2006, F&M Bank has not (i) except for (A) normal increases for non-executive officer employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2005 (which amounts have been previously made available to Banner), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Section 3.11 of the F&M Bank Disclosure Schedule, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of F&M Bank Common Stock, any restricted shares of F&M Bank Common Stock or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees made in the ordinary course of business consistent with past practice under F&M Bank Stock Plans, (iii) made, changed or revoked any material Tax election or changed any Tax or financial accounting methods, principles or practices of F&M Bank affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (iv) suffered any strike, work stoppage, slow-down, or other labor disturbance.

     3.9 Legal Proceedings. (a) F&M Bank is not a party to any, and there are no pending or, to the best of F&M Bank's knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against F&M Bank.

     (b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to banks) imposed upon F&M Bank or the assets of F&M Bank.

     3.10 Taxes and Tax Returns. (a) F&M Bank has duly and timely filed, or will duly and timely file, (including all applicable extensions) all material Tax Returns required to be filed by or with respect to F&M Bank on or prior to the Effective Time (all such returns being accurate and complete in all material respects), has paid, or will pay, all Taxes with respect to the periods covered by such Tax Returns and has duly paid or made provision for, or will duly pay or make provision for, the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and, in each case, have been adequately reserved against. There have been no audits or examination of any income Tax returns of F&M Bank. There are no material disputes pending, or claims asserted, for Taxes or assessments upon or with respect to F&M Bank. F&M Bank is not a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement or is liable for any Tax imposed on any person other than F&M Bank as a result of the application of Treasury Regulation Section 1.1502-6 (and any comparable provision of state, local or foreign law). All Taxes that F&M Bank is required to withhold from amounts owing to any employee, creditor or third party have been properly withheld and, to the extent payable, timely paid over to the proper Governmental Entity. No extensions or waivers of statutes of limitation have been given by, or requested with respect to any Taxes of F&M Bank, and F&M Bank has not requested an extension of time to file any Tax Return. F&M Bank has not executed a closing agreement pursuant to
Section 7121 of the Code or any similar provision of state or local law. F&M Bank has not taken or agreed to take any action that would, or would be reasonably expected to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. F&M Bank has not been a party to any distribution occurring during the two-year period prior to the date of this Agreement, or otherwise as part of a plan (or series of related transactions) of which the Merger is a part, in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied. F&M Bank has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. F&M Bank is not required to include in income any adjustment pursuant to Section 481(a) of the Code or any corresponding provision of state or local law, no such adjustment has been proposed by the Internal Revenue Service ("IRS") and no pending request for permission to change any accounting method has been submitted by F&M Bank. The aggregate balance of the reserve for bad debts described in Section 593(g) of the Code and any similar provision under state or local laws and regulations of F&M Bank as of December 31, 2005 is zero.
F&M Bank
                                       -14-
has not participated in a "reportable transaction" within the meaning of Treasury Regulation section 1.6011-4(b).

     (b) As used in this Agreement, the term "Tax" or "Taxes" means (i) any and all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for any items described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as successor or transferee, by contract or otherwise.

    (c) As used in this Agreement, the term "Tax Return" means any report, return or other information (including any amendments, schedules or attachments thereto) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined, unitary or consolidated returns for any group of entities that includes F&M Bank.

     3.11 Employee Matters. For purposes hereof, the following terms shall have the following meaning:

     "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations.

     A "F&M Bank Benefit Plan" means any compensation or employee benefit plan, program, policy, practice, agreement or other arrangement providing compensation or benefits to any current or former employee, officer or director of F&M Bank or any beneficiary or dependent thereof that is sponsored or maintained by F&M Bank or to which F&M Bank contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

     "F&M Bank ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

     "Employment Agreement" means a contract, offer letter or agreement of F&M Bank with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which F&M Bank has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

     "Multiemployer Plan" means any "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA.

     "Plan" means any F&M Bank Benefit Plan other than a Multiemployer Plan.

     "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

     (a) Section 3.11(a) of the F&M Bank Disclosure Schedule includes a complete list and description of all material F&M Bank Benefit Plans and all Employment Agreements.

     (b) With respect to each Plan, F&M Bank has made available to Banner a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any. F&M Bank has made available to Banner a true, correct and complete copy of each Employment Agreement. Except as specifically provided in the foregoing documents made available to Banner, there are no amendments to any Plan or Employment Agreement that have been adopted or approved nor has F&M Bank undertaken to make any such amendments or to adopt or approve any new Plan or Employment Agreement.

     (c) To the knowledge of F&M, all contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements. Each F&M Bank Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code or (ii) is unfunded.

     (d) With respect to each F&M Bank Benefit Plan, to the knowledge of F&M Bank, F&M Bank has complied, and is now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such F&M Bank Benefit Plans. Each Plan has been administered in all material respects in accordance with its terms. To the knowledge of F&M Bank, there is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of F&M Bank under ERISA or the Code. Section 3.11(d) of the F&M Bank Disclosure Schedule identifies each Plan that is intended to be a "qualified plan" within the meaning of
Section 401(a) of the Code ("Qualified Plans"). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and, to the knowledge of F&M Bank, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Plan is intended to meet the requirements of Code Section 501(c)(9). Neither F&M Bank nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the F&M Bank Benefit Plans or their related trusts, F&M Bank, or any person that F&M Bank has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

     (e) With respect to each Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, to the knowledge of F&M Bank:
(i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived;
(ii) the fair market value of the assets of such Plan equals or exceeds the actuarial present value of all accrued benefits under such Plan (whether or not vested) on a termination basis; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by F&M Bank; and (vi) the PBGC has not instituted proceedings to terminate any such Plan and, to F&M Bank's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

     (f)   Except as set forth in Section 3.11(f) of the F&M Bank Disclosure
Schedule: (i) no F&M Bank Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"); (ii) none of F&M Bank nor any of its F&M Bank ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of F&M Bank nor any F&M Bank ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. To the knowledge of F&M Bank, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of F&M Bank following the Closing. Without limiting the generality of the foregoing, neither F&M Bank nor any of its F&M Bank ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

     (g) Except for any such benefits described in Section 3.11(g) of the F&M Bank Disclosure Schedule with respect to the individuals listed thereon, F&M Bank has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the

Code or Part 6 of Title I of ERISA and at no expense to F&M Bank. F&M Bank has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage.

     (h) Section 3.11 of the F&M Bank Disclosure Schedule (i) lists each Plan or Employment Agreement under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either along or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of F&M Bank, or could limit the right of F&M Bank to amend, merge, terminate or receive a reversion of assets from any F&M Bank Benefit Plan or related trust or any Employment Agreement or related trust, and (ii) the maximum amount of the "excess parachute payments" within the meaning of Section 280G of the Code that could become payable by F&M Bank in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     (i) No labor organization or group of employees of F&M Bank has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. F&M Bank is in compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

     (j) Each individual who renders services to F&M Bank who is classified by F&M Bank as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under F&M Bank Benefit Plans) is properly so characterized. F&M Bank and each member of its business enterprise has complied with the Worker Adjustment and Retraining Notification Act and all similar state, local and foreign laws.

     (k) All F&M Bank Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have, to the knowledge of F&M Bank, been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special Tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

     3.12 Compliance with Applicable Law. (a) F&M Bank holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its businesses under and pursuant to each, and has complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to F&M Bank, except where the failure to hold such licenses, franchises, permits and authorizations, or such non-compliance or default, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on F&M Bank.

     (b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on F&M Bank, to the knowledge of F&M Bank: F&M Bank has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law; and none of F&M Bank, or any director, officer or employee of F&M Bank has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

     (c) Section 3.12(c) of F&M Bank Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of F&M Bank who have outstanding loans from F&M Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

     3.13 Certain Contracts. (a) F&M Bank is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral)
(i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) which, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Banner, F&M Bank, the Resulting Bank, or any of their respective Subsidiaries to any officer or employee of F&M Bank, (iii) that is or includes any non-competition, non-solicitation or exclusive dealing agreement or obligation, or any other agreement or obligation that purports to limit or restrict in any respect (A) the ability of F&M Bank to solicit customers or employees or (B) the manner in which, or the localities in which, all or any portion of the business and operations of F&M Bank or, following consummation of the Merger, the business and operations of Banner and its Subsidiaries, is or could be conducted, (iv) that relates to the incurrence of Indebtedness (other than deposit liabilities, advances and loans from a Federal Home Loan Bank, and sales of securities subject to repurchase, in each case in the ordinary course of business) in the principal amount of $100,000 or more, (v) that grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of F&M Bank, (vi) that is a consulting agreement or service contract (including data processing, software programming and licensing contracts and outsourcing contracts for the provision of collection and other services in connection with the business and operations of F&M Bank) involving the payment of annual fees of $50,000 or more, or (vii) that would be a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, notwithstanding that F&M Bank has no securities registered under the Securities Exchange Act of 1934, as amended, (the "Exchange Act")) to be performed after the date of this Agreement that has not been disclosed under the preceding clauses (i) through (vi). As used herein, "Indebtedness" of a person shall mean (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes and similar instruments, (iii) all leases of such person capitalized in accordance with GAAP, and (iv) all obligations of such person under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13, whether or not set forth in F&M Bank Disclosure Schedule, is referred to as a

"F&M Bank Contract," and F&M Bank has no knowledge of, and has not received notice of, any violation of any F&M Bank Contract by any of the other parties thereto. F&M Bank has made available true and complete copies of each (i) F&M Bank Contract and (ii) each contract or agreement that involved payments by F&M Bank in fiscal year 2005 of more than $50,000 or which could reasonably be expected to involve payments during fiscal year 2006 or 2007 of more than $50,000 other than where such contract or agreement was or is terminable at will on 60 days or less notice without payment of a penalty in excess of $25,000.

     (b) Each F&M Bank Contract is valid and binding on F&M Bank and is in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on F&M Bank, (i) each F&M Bank Contract is accurately categorized in Section 3.13(a) of the F&M Bank Disclosure Schedule according to the applicable clause(s) of the definition of F&M Bank Contracts, (ii) F&M Bank has in all material respects performed all obligations required to be performed by it to date under each F&M Bank Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of F&M Bank under any such F&M Bank Contract.

     3.14 Risk Management Instruments. (a) "Derivative Transactions" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, events or conditions (credit-related or otherwise) or any indexes, or any other similar transaction or combination of any of these transactions, and any collateralized debt obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term "Derivative Transactions" shall not include any F&M Bank Option.

     (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on F&M Bank, (i) all Derivative Transactions, whether entered into for the account of F&M Bank or for the account of a customer of F&M Bank, were duly authorized by F&M Bank and entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by F&M Bank, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions; (ii) all of such Derivative Transactions are legal, valid and binding obligations of F&M Bank enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect; and (iii) F&M Bank has duly performed its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the knowledge of F&M Bank, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     (c) Except as set forth in Section 3.14(c) of the F&M Bank Disclosure Schedule, as of October 31, 2006, no Derivative Transaction, were it to be a Loan held by F&M Bank, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", or words of similar import ("F&M Bank Criticized Assets"). The financial position of F&M Bank under or with respect to such Derivative Transaction has been reflected in the books and records of F&M Bank in accordance with GAAP consistently applied, and as of the date hereof, no open exposure of F&M Bank with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $100,000.

     3.15 Investment Securities. (a) F&M Bank has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business to secure obligations of F&M Bank. Such securities are valued on the books of F&M Bank in accordance with GAAP in all material respects.

     (b) F&M Bank employs investment, securities, risk management and other policies, practices and procedures (the "Policies, Practices and Procedures") which F&M Bank believes are prudent and reasonable in the context of its business. Prior to the date hereof, F&M Bank has made available to Banner in writing the material Policies, Practices and Procedures.

     3.16 Loan Portfolio. (a) Section 3.16(a) of the F&M Bank Disclosure Schedule sets forth (i) the aggregate outstanding principal amount, as of September 30, 2006, of all written or oral loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to F&M Bank (collectively, "Loans"), other than "non-accrual" Loans, and (ii) the aggregate outstanding principal amount, as of September 30, 2006, of all "non-accrual" Loans. As of September 30, 2006, F&M Bank did not have outstanding Loans and assets classified as "Other Real Estate Owned" with an aggregate then outstanding, fully committed principal amount in excess of that amount set forth on Section 3.16(a) of the F&M Bank Disclosure Schedule, net of specific reserves with respect to such Loans and assets, that were designated as of such date by F&M Bank as F&M Bank Criticized Assets. Section 3.16(a) of the F&M Bank Disclosure Schedule sets forth (A) a summary of F&M Bank Criticized Assets as of September 30, 2006, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loan and the amount of reserves with respect to each such category of Loans and (B) each asset of F&M Bank that, as of September 30, 2006, is classified as "Other Real Estate Owned" and the book value thereof.

     (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on F&M Bank, each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on F&M Bank, all Loans originated by F&M Bank, and all such Loans purchased, administered or serviced by F&M Bank (including Loans held for resale to investors), were made or purchased and are administered or serviced, as applicable, in accordance with customary lending standards of F&M Bank (and in the case of Loans held for resale to investors, the lending standards, if any, of such investors) and in accordance with applicable federal, state and local laws, regulations and rules. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and F&M Bank has complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

     (c) None of the agreements pursuant to which F&M Bank has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

     (d) F&M Bank is approved by and is in good standing (i) as a supervised mortgagee by the Department of Housing and Urban Development to originate and service Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association; (iii) by the Department of Veteran's Affairs to originate and service VA loans; and (iv) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation to originate and service conventional residential mortgage Loans (each such entity being referred to herein as an "Agency" and, collectively, the "Agencies").

     (e) F&M Bank is not now nor has it ever been since December 31, 2003 subject to any material fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any material reduction in any loan purchase commitment from any Agency or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. F&M Bank has not received any notice, nor does it have any reason to believe, that any Agency proposes to limit or terminate the underwriting authority of F&M Bank or to increase the guarantee fees payable to any such Agency.

     (f) To its knowledge, F&M Bank is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

     (g) To the knowledge of F&M Bank, each Loan included in a pool of Loans originated, acquired or serviced by F&M Bank (a "F&M Bank Pool") meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such F&M Bank Pool. All such F&M Bank Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the knowledge of F&M Bank, no F&M Bank Pools have been improperly certified, and no Loan has been bought out of a F&M Bank Pool without all required approvals of the applicable investors.

     3.17 Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on F&M Bank, F&M Bank (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in F&M Bank Financial Statements as being owned by F&M Bank or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "F&M Bank Owned Properties"), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, "Permitted Encumbrances"), and (b) is the lessee of all leasehold estates reflected in the latest audited F&M Bank Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "F&M Bank Leased Properties" and, collectively with the F&M Bank Owned Properties, the "F&M Bank Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to F&M Bank's knowledge, the lessor. To the knowledge of F&M Bank, the F&M Bank Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the F&M Bank Real Property are in good operating condition and in a state of good working order, ordinary wear and tear excepted. There are no pending or, to the knowledge of F&M Bank, threatened condemnation proceedings against the F&M Bank Real Property. To the knowledge of F&M Bank, F&M Bank is in compliance with all applicable health and safety related requirements for the F&M Bank Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

     3.18 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on F&M Bank, (a) F&M Bank owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by F&M Bank does not, to the knowledge of F&M Bank, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which F&M Bank acquired the right to use any Intellectual Property; (c) no person is challenging, infringing on or otherwise violating any right of F&M Bank with respect to any Intellectual Property owned by and/or licensed to F&M Bank; (d) F&M Bank has not received any written notice of any pending claim with respect to any Intellectual Property used by F&M Bank and no Intellectual Property owned and/or licensed by F&M Bank is being used or enforced in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

     3.19 Environmental Liability. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on F&M Bank, (a) there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of F&M Bank arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against F&M Bank;

     (b) to the knowledge of F&M Bank, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of F&M Bank; and (c) F&M Bank is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

     3.20 State Takeover Laws. The Board of Directors of F&M Bank has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby, the restrictions on "business combinations" and all other "moratorium," "control share," "fair price," "takeover" or "interested shareholder" law (any such laws, "Takeover Statutes").

     3.21 Reorganization; Approvals. As of the date of this Agreement, F&M Bank (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

     3.22 Opinions. Prior to the execution of this Agreement, F&M Bank has received an opinion from McAdams Wright Ragen, Inc. to the effect that as of the date of such opinion and based upon and subject to the matters set forth in such opinion, the Merger Consideration is fair to the shareholders of F&M Bank from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement. F&M Bank has provided Banner with a true, correct and complete copy of such opinion for informational purposes.

     3.23 F&M Bank Information. The information relating to F&M Bank that is provided by F&M Bank or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency or Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to F&M Bank and other portions within the reasonable control of F&M Bank will comply in all material respects with applicable provisions of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF BANNER AND BANNER BANK

     Except as disclosed in the disclosure schedule (the "Banner Disclosure Schedule") delivered by Banner to F&M Bank prior to the execution of this Agreement (which schedule sets forth, among other things, items, the disclosure of which is necessary or appropriate, either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this
Article IV, or to one or more of Banner's covenants, provided, however, that disclosure in any section of such Banner Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement), Banner hereby represents and warrants to F&M Bank as follows:

     4.1 Corporate Organization. (a) Banner is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington. Banner has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banner.

     (b) Banner is duly registered as a bank holding company under the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Restated Articles of Incorporation, as amended (the "Banner Articles"), and Amended Restated Bylaws of Banner, as amended (the "Banner Bylaws"), as in effect as of the date of this Agreement, have previously been made available to F&M Bank. Banner Bank is a bank chartered by the State of Washington. True, complete and correct copies of the Banner Bank Articles and the Banner Bank Bylaws, as in effect as of the date of this Agreement, have previously been made available to F&M Bank.

     (c) As of September 30, 2006, Banner Bank is "well capitalized" and "well managed" as a matter of U.S. federal banking law. Banner Bank has at least a "satisfactory" rating under the U.S. Community Reinvestment Act.

     (d) The deposit accounts of Banner Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

     (e) The minute books of Banner and Banner Bank previously made available to F&M Bank contain true, complete and correct records of all meetings and other corporate actions held or taken since December 31, 2002 of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

     (f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banner, each Banner Subsidiary
(i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     4.2 Capitalization. (a) The authorized capital stock of Banner consists of 25,000,000 shares of Banner Common Stock, of which, as of November 30, 2006 (the "Banner Capitalization Date"), 12,311,230 shares were issued and outstanding, and 500,000 shares of preferred stock, par value $0.01 per share (the "Banner Preferred Stock"), of which, as of the Banner Capitalization Date, no shares were issued and outstanding. As of the Banner Capitalization Date, no shares of Banner Common Stock were held in Banner's treasury. As of the Banner Capitalization Date, no shares of Banner Common Stock or Banner Preferred Stock were reserved for issuance, except for (i) 770,467 shares of Banner Common Stock reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of Banner in effect as of the date of this Agreement (the "Banner Stock Plans") and (ii) 1,000,000 shares of Banner Common Stock reserved for issuance pursuant to the Banner Corporation Dividend Reinvestment and Direct Stock Purchase And Sale Plan. All of the issued and outstanding shares of Banner Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Banner is issued or outstanding. As of the Banner Capitalization Date, except pursuant to this Agreement, the Banner Stock Plans, and stock repurchase plans entered into by Banner from time to time, Banner does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Banner Common Stock, Voting Debt or any other equity securities of Banner or any securities representing the right to purchase or otherwise receive any shares of Banner Common Stock, Voting Debt or other equity securities of Banner. The shares of Banner Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     (b) Except for director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Banner Subsidiary are owned by Banner, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. Section 55) and free of preemptive rights. No such Banner Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     4.3 Authority; No Violation. (a) Banner has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Banner. The Board of Directors of Banner has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Banner and its shareholders. No other corporate proceedings on the part of Banner are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Banner and (assuming due authorization, execution and delivery by F&M Bank) constitutes the valid and binding obligation of Banner, enforceable against Banner in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

     (b) Neither the execution and delivery of this Agreement by Banner, nor the consummation by Banner of the transactions contemplated hereby, nor compliance by Banner with any of the terms or provisions of this Agreement, will (i) violate any provision of the Articles of Incorporation of Banner or the Bylaws of Banner, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Banner, any Banner Subsidiary or any of their respective properties or assets or (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banner, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Banner or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Banner or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

     4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger, (v) any consents, authorizations, approvals, filings or exemptions required under consumer finance, mortgage banking and other similar laws, and (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Banner Common Stock pursuant to this Agreement and approval of listing of such Banner Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Banner of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Banner of this Agreement.

     4.5 Reports; Regulatory Matters. (a) Banner and each Banner Subsidiary has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2003 with the Regulatory Agencies or any Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2003, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Banner and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since January 1, 2003 or has pending any proceeding, enforcement action or, to the knowledge of Banner, investigation into the business, disclosures or operations of Banner or any of its Subsidiaries. Since January 1, 2003, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Banner, investigation into the business, disclosures or operations of Banner or any of its Subsidiaries. There is no unresolved violation, criticism, or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of Banner or any of its Subsidiaries.
Since January 1, 2003 there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Banner or any of its Subsidiaries.

     (b) Neither Banner nor any Banner Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a "Banner Regulatory Agreement"), nor has Banner or any of its Subsidiaries been advised since January 1, 2003, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Banner Regulatory Agreement.

     (c) Banner has previously made available to F&M Bank an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Banner since January 1, 2003 pursuant to the Securities Act or the Exchange Act and prior to the date of this Agreement (the "Banner SEC Reports") and
(ii) communication mailed by Banner to its shareholders, in each case since January 1, 2003 and prior to the date of this Agreement. No such Banner SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Banner SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Banner has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act").

     4.6 Financial Statements. (a) The financial statements of Banner and its Subsidiaries included (or incorporated by reference) in the Banner SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Banner and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Banner and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Banner and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Moss Adams LLP has not resigned or been dismissed as independent public accountants of Banner as a result of or in connection with any disagreements with Banner on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

     (b) Neither Banner nor any Banner Subsidiary has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Banner included in its Quarterly Report on Form 10-Q for the period ended September 30, 2006 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006 or in connection with this Agreement and the transactions contemplated hereby.

     (c) The records, systems, controls, data and information of Banner and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Banner or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this
Section 4.6(c). Banner (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange

Act) to ensure that material information relating to Banner, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Banner by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Banner's outside auditors and the audit committee of Banner's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Banner's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Banner's internal controls over financial reporting. These disclosures were made in writing by management to Banner's auditors and audit committee and a copy has previously been made available to F&M Bank. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

     (d) Since December 31, 2005, (i) through the date hereof, neither Banner nor any of its Subsidiaries nor, to the knowledge of the officers of Banner, any director, officer, employee, auditor, accountant or representative of Banner or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Banner or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Banner or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Banner or any of its Subsidiaries, whether or not employed by Banner or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Banner or any of its officers, directors, employees or agents to the Board of Directors of Banner or any committee thereof or to any director or officer of Banner.

     4.7 Broker's Fees. Neither Banner nor any Banner Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement, other than Sandler O'Neill & Partners, L.P.

     4.8 Absence of Certain Changes or Events. (a) Since December 31, 2005, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Banner.

     (b) Since December 31, 2005, through and including the date of this Agreement, except as publicly disclosed by Banner in the Banner SEC Reports filed or furnished prior to the date hereof, Banner and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

     (c) Except as set forth in Section 4.8(c) of the Banner Disclosure Schedule, as of the date hereof no material agreement is being negotiated, otherwise than in the ordinary course of business, the execution of which agreement would require the filing of a current report on Form 8-K under the Exchange Act.

     4.9 Legal Proceedings. (a) Neither Banner nor any Banner Subsidiary is a party to any, and there are no pending or, to the best of Banner's knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Banner or any of its Subsidiaries.

     (b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to bank holding companies or their Subsidiaries) imposed upon Banner, any of its Subsidiaries or the assets of Banner or any of its Subsidiaries.

     4.10 Taxes and Tax Returns. Each of Banner and its Subsidiaries has duly and timely filed, or will duly and timely file, (including all applicable extensions) all material Tax Returns required to be filed by or with respect to Banner and its Subsidiaries on or prior to the Effective Time (all such returns being accurate and complete in all material respects), has paid, or will pay, all Taxes with respect to the periods covered by such Tax Returns and has duly paid or made provision for, or will duly pay or make provision for, the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and, in each case, have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Banner or any of its Subsidiaries for which Banner does not have reserves that are adequate under GAAP. Neither Banner nor any of its Subsidiaries has taken or agreed to take any action that would, or would be reasonably expected to, prevent or impede the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

     4.11 Compliance with Applicable Law. (a) Banner and each Banner Subsidiary hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Banner or any of its Subsidiaries, except where the failure to hold such licenses, franchises, permits and authorizations, or such non-compliance or default, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banner.

     (b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banner: Banner and each Banner Subsidiary has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Banner, any Banner Subsidiary, or any director, officer or employee of Banner or of any Banner Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

     (c) Since the enactment of the Sarbanes-Oxley Act, Banner has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq. Section 4.11(c) of the Banner Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Banner who have outstanding loans from Banner, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

     4.12 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banner, (a) Banner and each Banner Subsidiary owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by Banner and each Banner Subsidiary does not, to the knowledge of Banner, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Banner or any Banner Subsidiary acquired the right to use any Intellectual Property; (c) no person is challenging, infringing on or otherwise violating any right of Banner or any Banner Subsidiary with respect to any Intellectual Property owned by and/or licensed to Banner or its Subsidiaries; and (d) neither Banner nor any Banner Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by Banner or any Banner Subsidiary and no Intellectual Property owned and/or licensed by Banner or any Banner Subsidiary is being used or enforced in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

     4.13 Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banner, (a) all Derivative Transactions (which for the avoidance of doubt shall not include any Banner stock option), whether entered into for the account of Banner or any Banner Subsidiary or for the account of a customer of Banner or any Banner Subsidiary, were duly authorized and entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Banner and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions; (b) all of such Derivative Transactions are legal, valid and binding obligations of Banner or a Banner Subsidiary enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect; and (c) Banner and each applicable Banner Subsidiary have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Banner's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     4.14 Investment Securities. (a) Each of Banner and each Banner Subsidiary has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Banner or its Subsidiaries. Such securities are valued on the books of Banner in accordance with GAAP in all material respects.

     (b) Banner and its Subsidiaries and their respective businesses employ Policies, Practices and Procedures which Banner believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, Banner has made available to F&M Bank in writing the material Policies, Practices and Procedures.

     4.15 Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banner, Banner or a Banner Subsidiary (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Banner SEC Reports as being owned by Banner or a Banner Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "Banner Owned Properties"), free and clear of all Liens of any nature whatsoever, except Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Banner SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "Banner Leased Properties" and, collectively with the Banner Owned Properties, the "Banner Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Banner, the lessor. The Banner Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Banner Real Property are in good operating condition and in a state of good working order, ordinary wear and tear excepted. There are no pending or, to the knowledge of F&M Bank, threatened condemnation proceedings against the Banner Real Property. Banner and its Subsidiaries are in compliance with all applicable health and safety related requirements for the Banner Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

     4.16 Environmental Liability. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Banner, (a) there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of Banner or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against Banner or any of its Subsidiaries; (b) to the knowledge of Banner, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of Banner or any of its Subsidiaries; and (c) neither Banner nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

     4.17 Reorganization; Approvals. As of the date of this Agreement, Banner (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

     4.18 Opinion. Prior to the execution of this Agreement, Banner has received an opinion from Sandler O'Neill & Partners, L.P. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to Banner from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

     4.19 Banner Information. The information relating to Banner and its Subsidiaries that is provided by Banner or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency or Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Banner and other portions within the reasonable control of Banner will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

                                 ARTICLE V

                  COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1 Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of the other party, during the period from the date of this Agreement to the Effective Time, each of F&M Bank and Banner shall, and Banner shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either F&M Bank or Banner to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

     5.2 F&M Bank Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the F&M Bank Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, F&M Bank shall not, without the prior written consent of Banner:

     (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness or the making of loans in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of Federal funds, securitizations, sales of certificates of deposit entering into repurchase agreements, making loans and other extensions of credit to customers in accordance with existing loan policies and procedures);

     (b)   (i)   adjust, split, combine or reclassify any of its capital
stock;
           (ii) make, declare or pay any dividend (other than the regular 2006 annual dividend of $0.88 per share to be declared and paid in December
   2006), or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except
   (A) distributions, if any, pursuant to Section 6.12 and (B) the acceptance of shares of F&M Bank Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the exercise of F&M Bank Options or the vesting of F&M Bank Restricted Shares granted under a F&M Bank Stock Plan, in each case in accordance with past practice and the terms of the applicable F&M Bank Stock Plan and related award agreements);

           (iii) grant any stock options, restricted shares or other equity-based award with respect to shares of F&M Bank Common Stock under any of F&M Bank Stock Plans or otherwise (whether such awards are settled in cash, F&M Bank Common Stock or otherwise), or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than grants of stock options to newly hired employees of F&M Bank in the ordinary course of business consistent with past practice under the F&M Bank Stock Plans; or

           (iv) issue any additional shares of capital stock or other securities except pursuant to the exercise of F&M Bank Options granted under a F&M Bank Stock Plan that are outstanding as of the F&M Bank Capitalization Date or granted thereafter in compliance with this Agreement;

     (c) except as required by applicable law, (i) increase the wages, salaries, or incentive compensation or incentive compensation opportunities of any director or employee of F&M Bank other than normal increases in annual base salary in the ordinary course of business consistent with past practice for employees who are not (x) executive officers, (y) directors or (z) employees of F&M Bank who are party to change of control or severance agreements; (ii) increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any director or employee of F&M Bank or otherwise pay any amount to which any director or employee of F&M Bank is not entitled; (iii) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, suspend or terminate any F&M Bank Benefit Plan other than amendments required to be made to comply with Section 409A of the Code; (iv) modify any F&M Bank Option or other equity-based award; (v) make any discretionary contributions or payments to any trust or other funding vehicle or pay any discretionary premiums in respect of benefits under any F&M Bank Benefit Plan or Employment Agreement, except as may be consistent with past practice, (vi) establish, adopt or enter into any collective bargaining agreement or (vii) hire, terminate the employment or otherwise change the status of employment of any executive officer or director or employee of F&M Bank who is party to any change of control or severance agreement;

     (d) except as permitted by Section 6.12, sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any individual, corporation or other entity or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;

     (e) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

     (f) except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

     (g) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

     (h) amend its articles of incorporation or bylaws, or otherwise take any action to exempt any person or entity (other than Banner or its Subsidiaries) or any action taken by any person or entity from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;
(i)restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

     (j) commence or settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practice (provided that no such settlement shall include any restrictions on the operation or conduct of business by F&M Bank without the prior written consent of Banner);

     (k) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

     (l) implement or adopt any change in its Tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

     (m) file any application to establish, or to relocate or terminate the operations of, any banking office of F&M Bank;

     (n) file or amend any Tax Return other than in the ordinary course of business, make, change or revoke any material Tax election, agree to an extension of the statute of limitations with respect to the assessment or collection of material Taxes, make or surrender any claim for a material refund of Taxes, or settle or compromise any material Tax liability;

     (o) create, renew, amend, terminate or cancel any F&M Bank Contract other than in the ordinary course of business consistent with past practice; provided, that F&M Bank shall not enter into any contract or agreement of the type addressed in clause (ii) or (iii) of the definition of F&M Bank Contracts; or

     (p) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

     5.3 Banner Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of F&M Bank, during the period from the date of this Agreement to the Effective Time, Banner shall not, and shall not permit any Banner Subsidiary to, (a) amend, repeal or otherwise modify any provision of the Banner Articles or the Banner Bylaws in a manner that would adversely affect F&M Bank or the transactions contemplated by this Agreement, (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, or (d) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 Regulatory Matters. (a) Banner and F&M Bank shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Banner and F&M Bank shall use its reasonable best efforts to have the Form

S-4 declared effective under the Securities Act as promptly as practicable after such filing, and F&M Bank shall thereafter mail or deliver the Proxy Statement to its shareholders. Banner shall file the opinion described in
Section 7.3(c) on a post-effective amendment to the Form S-4. Banner shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and F&M Bank shall furnish all information concerning F&M Bank and the holders of F&M Bank Common Stock as may be reasonably requested in connection with any such action.

     (b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or Governmental Entities. F&M Bank and Banner shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to F&M Bank or Banner, as the case may be, and any Banner Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.
Notwithstanding the foregoing, nothing contained herein shall be deemed to require Banner to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities, that would reasonably be expected to have a material adverse effect (measured on a scale relative to F&M Bank) on either Banner or F&M Bank (a "Materially Burdensome Regulatory Condition").

     (c) Each of Banner and F&M Bank shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Banner, F&M Bank, or any Banner Subsidiary to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

     (d) Each of Banner and F&M Bank shall promptly advise the other upon receiving any communication from any Regulatory Agency or Governmental Entity consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Banner Requisite Regulatory Approval or F&M Bank Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

     6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of F&M Bank and Banner shall, and, in the case of Banner, shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each party shall, and, in the case of Banner, shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by F&M Bank, information concerning Banner that is reasonably related to the prospective value of Banner Common Stock or to Banner's ability to consummate the transactions contemplated hereby). Neither F&M Bank nor Banner, nor any Banner Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of November 17, 2006 (the "Confidentiality Agreement").

     (c) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

     6.3 Shareholder Approval. F&M Bank shall call a meeting of its shareholders (the "F&M Bank Shareholders' Meeting") to be held as soon as reasonably practicable for the purpose of obtaining the requisite shareholder approvals required in connection with this Agreement and the Merger. The Board of Directors of F&M Bank shall recommend to F&M Bank's shareholders the approval and adoption of this Agreement and the Merger (the "F&M Bank Recommendation"); provided, however, that F&M Bank's Board of Directors shall not be required to make such F&M Bank Recommendation to the extent provided in
Section 6.11. Notwithstanding any change in the F&M Bank Recommendation, unless otherwise directed in writing by Banner, this Agreement and the Merger shall be submitted to the shareholders of F&M Bank at the F&M Bank Shareholders' Meeting for the purpose of approving the Agreement and the Merger and nothing contained herein shall be deemed to relieve F&M Bank of such obligation; provided, however, that if the Board of Directors of F&M Bank shall have effected a change in F&M Bank Recommendation in accordance with this Agreement, then in submitting this Agreement to F&M Bank's shareholders, the Board of Directors of F&M Bank may submit this Agreement to F&M Bank's shareholders without recommendation (although the resolutions adopting this Agreement and the Plan of Merger as of the date hereof may not be rescinded or amended), in which event the Board of Directors of F&M Bank may communicate the basis for its lack of a recommendation to F&M Bank's shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law.

     6.4 Affiliates. F&M Bank shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of F&M Bank to deliver to Banner, as soon as practicable after the date of this Agreement, and prior to the date of the meeting of F&M Bank shareholders to be held pursuant to
Section 6.3, a written agreement, in the form of Exhibit B.

     6.5 Nasdaq Listing. Banner shall cause the shares of Banner Common Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

     6.6 Employee and Director Matters. (a) From and after the Effective Time, the employees of F&M Bank who are employed by Banner or the Resulting Bank as of the Effective Time (the "Covered Employees") and who remain employed with Banner or the Resulting Bank during such period will be offered participation and coverage under employee benefit plans generally in effect for similarly situated employees of Banner and its Subsidiaries ("Banner Benefit Plans"); provided that continued participation and coverage following the Effective Time under the employee benefit plans of F&M Bank in effect immediately prior to the Effective Time shall be deemed to satisfy the obligations under this sentence.

     (b) To the extent permitted by applicable law or the terms of any applicable insurance policies, Banner shall cause each Banner Benefit Plan, in which Covered Employees are eligible to participate, to take into account for purposes of eligibility, vesting and benefit accruals under the Banner Benefit Plans the service of such employees with F&M Bank (and any predecessor entities) to the same extent as such service was credited for such purpose by F&M Bank; provided, however, that such service shall not be recognized for purposes of benefit accruals under any defined benefit pension plan, to the extent that such recognition would result in a duplication of benefits with respect to the same period of service, or with respect to newly implemented plans for which prior service is not taken into account. Nothing herein shall limit the ability of Banner or the Resulting Bank to amend or terminate any of the F&M Bank Benefit Plans or Banner Benefits Plans in accordance with their terms at any time.

     (c) If Covered Employees become eligible to participate in a medical, dental or health plan of Banner or its Subsidiaries, Banner shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Banner, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time for the year in which the Effective Time occurs, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous medical dental or health plan of F&M Bank prior to the Effective Time for the year in which the Effective Time or participation in such medical, dental or health plan of Banner, as applicable, occurs.

     (d) From and after the Effective Time, Banner shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof but prior to the Effective Time with the prior written consent of Banner, each employment agreement and change in control agreement of F&M Bank set forth in Section 6.6(d) of the F&M Bank Disclosure Schedule.

     (e) As of the Effective Time, Banner and the Resulting Bank shall take all actions necessary to effectuate the agreements set forth in Section 6.6(e) of the Banner Disclosure Schedule.

     (f) Prior to the Effective Time, subject to applicable Law, F&M Bank shall adopt the relevant resolutions of its board of directors necessary to terminate the F&M Bank 401(k) Profit Sharing Plan (the "F&M Bank Plan") and to ensure that each participant is fully vested in his or her account balance under the F&M Bank Plan upon such plan termination and shall take such other actions with respect to the F&M Bank Plan, including any amendments as may be reasonably requested by Banner, in each case, effective as of the day prior to the Effective Time and subject to the consummation of the transactions contemplated by this Agreement. Following the Effective Time and as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the F&M Bank Plan, the assets thereof shall be transferred to the corresponding Banner Plan, or if such transfer is not permitted by the terms of such plans or by applicable law then distributed to the participants of the F&M Bank Plan.

     (g) Without limiting the generality of the final sentence of Section 9.9, nothing in this Section 6.6, express or implied is intended to or shall confer upon any other person including without limitation any Covered Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no provision of this Section 6.6 shall constitute an amendment of any compensation or benefit plan, program, policy, agreement or other arrangement. (h)(i) As of the Effective Date, Banner shall appoint David Klaue as a director of Banner, and shall take such action as may be necessary to increase the number of directors constituting the Banner Board of Directors to accommodate such appointment. (ii) Upon the creation of a vacancy due to the retirement, resignation, disability, death or removal of, or the failure to stand for reelection of, a current member of the Banner Board of Directors, Banner shall, subject to qualification requirements for members of the Banner Board of Directors generally, nominate John R. Layman for election as a Banner director.

     6.7 Indemnification; Directors' and Officers' Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a "Claim"), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of F&M Bank or who is or was serving at the request of F&M Bank as a director or officer of another person, including, but not limited to, acting as a trustee, administrator or fiduciary of any F&M Bank Benefit Plan (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of F&M Bank prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or bylaws (or comparable organizational documents), and any existing indemnification agreements set forth in Section 6.7 of F&M Bank Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of the Resulting Bank.

     (b) From and after the Effective Time, the Resulting Bank shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, fines, penalties, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of F&M Bank, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Banner pursuant to Section 6.8 hereof.

     (c) Banner, either directly or through F&M Bank and at Banner's expense, shall cause the individuals serving as officers and directors of F&M Bank immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by F&M Bank (provided that Banner may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Banner be required to expend annually in the aggregate an amount in excess of 200% of the annual premiums currently paid by F&M Bank (which current amount is set forth in Section 6.7 of the F&M Bank Disclosure Schedule) for such insurance (the "Insurance Amount"), and provided further that if Banner is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Banner shall obtain as much comparable insurance as is available for the Insurance Amount.

     (d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.8 Additional Agreements. (a) Subject to the terms and conditions of this Agreement, each of F&M Bank and Banner agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make the Merger effective at the time and in the manner contemplated by this Agreement.

     (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Resulting Bank with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the

Merger, the proper officers and directors of each party shall, at Banner's sole expense, take all such necessary action as may be reasonably requested by Banner.

     6.9 Advice of Changes. Each of Banner and F&M Bank shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 6.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

     6.10  [Reserved].

     6.11 No Solicitation. (a) None of F&M Bank, or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of F&M Bank shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving F&M Bank that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals, including any indication of an intention to propose any of the foregoing, if with respect to F&M Bank, being referred to herein as an "Alternative Proposal"), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of F&M Bank shall be permitted, prior to the meeting of F&M Bank shareholders to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.11 and to first entering into an agreement with the person proposing such Alternative Proposal on terms substantially similar to, and no less favorable to F&M Bank than, those contained in the Confidentiality Agreement, to (A) consider and participate in discussions with respect to a bona fide Alternative Proposal received in writing by F&M Bank, and (B) withdraw, modify or qualify the F&M Bank Recommendation, in each case if and only to the extent that the Board of Directors of F&M Bank reasonably determines in good faith after consultation with outside legal counsel that failure to do so would cause it to violate its fiduciary duties.

     As used in this Agreement, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) (other than Banner or its affiliates) directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of F&M Bank or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to a merger of F&M Bank whether from F&M Bank or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving F&M Bank (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons)

(other than Banner or its affiliates) acquires or would acquire control of assets of F&M Bank, or any of its Subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of F&M Bank, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving F&M Bank, other than the transactions contemplated by this Agreement.

    (b) F&M Bank shall notify Banner promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to F&M Bank or for access to the properties, books or records of F&M Bank by any person or entity that informs the Board of Directors of F&M Bank that it is considering making, or has made, an Alternative Proposal. Such notice to Banner shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting non-public information or access to the books and records of F&M Bank, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. F&M Bank shall keep Banner fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. F&M Bank shall also promptly, and in any event within 24 hours, notify Banner, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.11(a).

     (c) F&M Bank shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all persons other than Banner who have been furnished confidential information regarding F&M Bank in connection with the solicitation of or discussions regarding an Alternative Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. F&M Bank agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which F&M Bank is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal.

     (d) F&M Bank shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of F&M Bank are aware of the restrictions described in this Section 6.11 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.11 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of F&M Bank, at the direction or with the consent of F&M Bank, shall be deemed to be a breach of this Section 6.11 by F&M Bank.

                             ARTICLE VII

                         CONDITIONS PRECEDENT

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite affirmative vote of the holders of F&M Bank Common Stock entitled to vote thereon.

     (b) Nasdaq Listing. The shares of Banner Common Stock to be issued to the holders of F&M Bank Common Stock upon consummation of the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

     (c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

     7.2 Conditions to Obligations of Banner and Banner Bank. The obligation of Banner to effect the Merger is also subject to the satisfaction, or waiver by Banner, at or prior to the Effective Time, of the following conditions:

     (a) Representations and Warranties. The representations and warranties of F&M Bank set forth in Section 3.2 of this Agreement shall be true and correct (other than for such failures to be true and correct as are de minimis in effect), and the remaining representations and warranties of F&M Bank set forth in this Agreement shall be true and correct (for this purpose disregarding any qualification or limitation as to materiality or Material Adverse Effect), in each case as of the date of this Agreement and as of the Closing Date as though made on such date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; provided that, if any of such representations and warranties (other than the representations and warranties contained in Section 3.2, which shall be true and correct other than for such failures to be true and correct as are de minimis in effect) shall not be true and correct (for this purpose disregarding any qualification or limitation as to materiality or Material Adverse Effect), then the condition stated in this clause (a) shall be deemed satisfied if and only if the cumulative effect of all inaccuracies of such representations and warranties (for this purpose disregarding any qualification or limitation as to materiality or Material Adverse Effect) shall not be or have a Material Adverse Effect on F&M Bank; and Banner shall have received a certificate signed on behalf of F&M Bank by its Chief Executive Officer or Chief Financial Officer to the foregoing effect.

     (b) Performance of Obligations of F&M Bank. F&M Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Banner shall have received a certificate signed on behalf of F&M Bank by the Chief Executive Officer or the Chief Financial Officer of F&M Bank to such effect.

     (c) Federal Tax Opinion. Banner shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to Banner, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of F&M Bank and Banner.

     (d)   Regulatory Approvals.  All regulatory approvals set forth in
Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the "Banner Requisite Regulatory Approvals"), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

     7.3 Conditions to Obligations of F&M Bank. The obligation of F&M Bank to effect the Merger is also subject to the satisfaction or waiver by F&M Bank at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Banner set forth in this Agreement shall be true and correct (for this purpose disregarding any qualification or limitation as to materiality or Material Adverse Effect), in each case as of the date of this Agreement and as of the Closing Date as though made on such date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; provided that, if any of such representations and warranties shall not be true and correct (for this purpose disregarding any qualification or limitation as to materiality or Material Adverse Effect), then the condition stated in this clause (a) shall be deemed satisfied if and only if the cumulative effect of all inaccuracies of such representations and warranties (for this purpose disregarding any qualification or limitation as to materiality or Material Adverse Effect) shall not be or have a Material Adverse Effect on Banner; and F&M Bank shall have received a certificate signed on behalf of Banner by its Chief Executive Officer or Chief Financial Officer to the foregoing effect.

     (b) Performance of Obligations of Banner. Banner shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and F&M Bank shall have received a certificate signed on behalf of Banner by the Chief Executive Officer or the Chief Financial Officer of Banner to such effect.

     (c) Federal Tax Opinion. F&M Bank shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to Banner, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of F&M Bank and Banner.

     (d)   Regulatory Approvals.  All regulatory approvals set forth in
Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the "F&M Bank Requisite Regulatory Approvals").

                               ARTICLE VIII

                        TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of F&M Bank or Banner:

     (a) by mutual consent of F&M Bank and Banner in a written instrument authorized by the boards of directors of F&M Bank and Banner, as determined by a vote of a majority of the members of each respective entire board of directors;

     (b) by either F&M Bank or Banner, if any Governmental Entity that must grant a Banner Requisite Regulatory Approval or a F&M Bank Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

     (c) by either F&M Bank or Banner, if the Merger shall not have been consummated on or before July 31, 2007 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

     (d) by either Banner or F&M Bank (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of F&M Bank, in the case of a termination by Banner, or Banner, in the case of a termination by F&M Bank, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in
Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

     (e) by Banner, if (i) F&M Bank shall have materially breached its obligations under Section 6.3 or Section 6.11, or (ii) the Board of Directors of F&M Bank shall have (A) failed to recommend in the Proxy Statement the adoption of the agreement of merger set forth in this Agreement, (B) publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Banner, its recommendation that its shareholders approve or adopt this Agreement or (C) recommended any Alternative Proposal or failed to recommend against any Alternative Proposal within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof;

     (f) by either F&M Bank or Banner if any approval of the shareholders of F&M Bank contemplated by this Agreement shall not have the F&M Bank Shareholders' Meeting or at any adjournment or postponement of either such meeting; or

     (g) by F&M Bank, if the Board of Directors of F&M Bank so determines by the vote of a majority of all of its members, by giving written notice to Banner not later than the end of the second Business Day next following the Determination Date, in the event that, as of the Determination Date, both of the following conditions are satisfied:

          (i) the Average Closing Price shall be less than $33.27 (the "Floor Price"); and

          (ii)(A) the number obtained by dividing the Average Closing Price by the Banner Starting Price (such number, the "Banner Ratio") is less than
   (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.1866 from such quotient (such number, the "Index Ratio").

     If F&M Bank elects to exercise its termination right pursuant to this
Section 8.1(g), it shall give written notice to Banner. During the five-business-day period commencing with its receipt of such notice, Banner may, at its option (the "Banner Fill Option"), (A) adjust the Share Ratio to equal the lesser of (1) the number (rounded to the nearest one-ten-thousandth) that would cause the Final Aggregate Consideration to be equal to Minimum Aggregate Consideration, and (2) the number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the Index Ratio multiplied by the Share Ratio (as then in effect) and the denominator of which is the Banner Ratio, (B) increase the Cash Consideration by an amount equal to product of (1) the Share Ratio as adjusted pursuant to the preceding Clause (A) minus the Share Ratio prior to such adjustment and
(2) the Average Closing Price, or (C) increase the Share Ratio less than would otherwise be required by the preceding Clause (A) but increase the Cash Consideration by the amount required to achieve a like economic result. If Banner exercises the Banner Fill Option, it shall give prompt written notice to F&M Bank of such election and the revised Stock Consideration or Cash Consideration, as applicable, whereupon no termination shall have occurred pursuant to this Section 8.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Share Ratio or Cash Consideration, as applicable, shall have been so modified), and any references in this Agreement to "Share Ratio" or "Cash Consideration," as applicable, shall thereafter be deemed to refer to the Share Ratio or Cash Consideration, as applicable, as adjusted pursuant to this Section 8.1(g).

     For purposes of Sections 8.1(g) and 8.1(h), (A) if the outstanding shares of common stock of Banner or any company belonging to the Index Group shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the Determination Date, the prices for the common stock of such company will be appropriately adjusted and (B) the following terms shall have the meanings set forth below:

     "Average Closing Price" of the Banner Common Stock shall mean the arithmetic mean of the daily closing sales prices per share of Banner Common Stock reported on the Nasdaq (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source) for the twenty consecutive Nasdaq trading days ending at the close of trading on the Determination Date.

     "Banner Starting Price" means $45.42.

     "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Washington are authorized or obligated to close.

     "Determination Date" means the date on which the last required approval of a Governmental Authority is obtained with respect to the Merger, without regard to any requisite waiting period.

     "Final Aggregate Consideration" means the value of the aggregate Cash Consideration plus the value of the aggregate Stock Consideration calculated substituting the Average Closing Price for the per share value of Banner Common Stock.

     "Final Index Price" means the sum of the Final Prices for each company comprising the Index Group multiplied by the weight set forth on Exhibit A opposite the name of the applicable company, as they may be adjusted in accordance herewith.

     "Final Price" means, with respect to any company belonging to the Index Group, the arithmetic average of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source) for the same trading days used in calculating the Average Closing Price.

     "Index Group" means the 17 financial institution holding companies listed on Exhibit A attached hereto, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal for the acquisition of any such company or as to which any such company shall have made a proposal to acquire another company in which 20% or more of its outstanding shares would be issued, in each case at any time during the period beginning on the date of this Agreement and ending on the Determination Date. In the event that, at any time during the period beginning on the date of this Agreement and ending on the Determination Date, the common stock of any such company ceases to be publicly traded, a proposal to acquire any such company is announced, or such company announces an acquisition proposal in which 20% or more of such company's outstanding shares are to be issued, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 17 financial institution holding companies and the weights attributed to them are listed on Exhibit A.

     "Initial Aggregate Consideration" means $98,834,796.

     "Initial Index Price" means $30.50.

     "Maximum Aggregate Consideration" means the value of the aggregate Cash Consideration plus the value of the aggregate Stock Consideration calculated substituting the Ceiling Price for the per share value of Banner Common Stock.

     "Minimum Aggregate Consideration" means the value of the aggregate Cash Consideration plus the value of the aggregate Stock Consideration calculated substituting the Floor Price for the per share value of Banner Common Stock.

     (h) by Banner, if the Board of Directors of Banner so determines by the vote of a majority of all of its members, by giving written notice to F&M Bank not later than the end of the second Business Day next following the Determination Date, in the event that, as of the Determination Date, the Average Closing Price shall be more than $49.71 (the "Ceiling Price"); provided, however, that if, prior to the Determination Date, a third party acquires a majority of the outstanding Banner Common Stock, or if Banner and a third party execute a definitive agreement regarding such an acquisition, the

Ceiling Price shall be increased by the amount equal to the difference between
(A) the closing sales price of Banner Common Stock on the trading date following the announcement of such acquisition or agreement and (B) the closing sales price of Banner Common Stock on the date twenty trading days prior to the date specified in the preceding clause (A).

     If Banner elects to exercise its termination right pursuant to this
Section 8.1(h), it shall give written notice to F&M Bank. During the five-business-day period commencing with its receipt of such notice, F&M Banner decrease the Cash Consideration by the amount that would cause the Final Aggregate Consideration to be equal to Maximum Aggregate Consideration. If F&M Bank exercises the F&M Bank Fill Option, it shall give prompt written notice to Banner of such election, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Cash Consideration shall have been so modified), and any references in this Agreement to "Cash Consideration" shall thereafter be deemed to refer to the Cash Consideration as adjusted pursuant to this Section 8.1(h).

     The party desiring to terminate this Agreement pursuant to any clause of this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

     8.2 Effect of Termination. In the event of termination of this Agreement by either F&M Bank or Banner as provided in Section 8.1, thisAgreement shall forthwith become void and have no effect, and none of F&M Bank or Banner, or any Banner Subsidiaries or any of the officers or directors of any of them, shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3 and 9.2 through and including 9.9 shall survive any termination of this Agreement, and (ii) neither F&M Bank nor Banner shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     8.3   Fees and Expenses; Termination Fees.
           -----------------------------------

     (a) Except (i) as provided in this Section 8.3 and (ii) with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by F&M Bank and Banner, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     (b) F&M Bank shall pay to Banner, by wire transfer of immediately available funds to such accounts as Banner may designate, the fee provided below in the event that this Agreement is terminated as follows:

           (i) if Banner shall terminate this Agreement pursuant to Section 8.1(e), then F&M Bank shall pay an amount equal to Three Million

   Dollars ($3,000,000) (the "Termination Fee") on the Business Day following such termination; or

           (ii) if (A) either party shall terminate this Agreement as a result of a failure to consummate the Merger prior to the date set forth in
   Section 8.1(c) caused by a material breach (other than an unintentional material breach) of this Agreement by F&M Bank, either party shall terminate this Agreement pursuant to Section 8.1(f) due to the failure to obtain the required F&M Bank shareholder approval addressed therein, or Banner shall terminate this Agreement pursuant to Section 8.1(d) (other than as a result of any unintentional breach of this Agreement), and (B) an Alternative Proposal shall have been publicly announced or otherwise communicated or made known to the senior management or Board of Directors of F&M Bank (or any person shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make an Alternative Proposal) after the date hereof and before the termination pursuant to Section 8.1(c) or 8.1(d) in the case of a termination pursuant to either such Section or before the F&M Bank Shareholder Meeting in the case of a termination pursuant to Section 8.1(f), then (1) F&M Bank shall pay an amount equal to one-third of the Termination Fee on the Business Day following such termination and (2) if, within twelve months of the date of such termination of this Agreement, F&M Bank enters into any agreement with respect to, or consummates, any Alternative Proposal (provided that, in this instance, all percentages included in the definition of "Alternative Proposal" shall be increased to 50%), then F&M Bank shall pay an amount equal to two-thirds of the Termination Fee upon the date of such execution or consummation, whichever is earlier.

     (c) In the event that F&M Bank fails to pay when due any amount payable under this Section 8.3 and Banner commences a suit that results in a judgment against F&M Bank, then F&M Bank shall reimburse Banner for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with such suit.

     8.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of F&M Bank and Banner; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of F&M Bank or Banner, as the case may be, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.5 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this

Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                 ARTICLE IX

                             GENERAL PROVISIONS

     9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the "Closing Date"); provided, however, that if the Closing would otherwise occur during the calendar month preceding any fiscal quarter-end or fiscal year-end, then Banner may elect to cause the Closing Date to occur during the first full week of the first calendar month of such succeeding fiscal quarter or year.

     9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

     9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           if to F&M Bank, to:

           F&M BANK
           25 North Mullan Road, Suite 303
           Spokane Valley, WA 99206
           Attention:  John Wagner, President
           Facsimile:  (509) 892-4599
           with a copy to:

           Foster Pepper Tooze, LLP
           601 SW Second Ave., Suite 1800
           Portland, Oregon  97204
           Attention:  Gordon E. Crim, Esq.
           Facsimile:  (503) 221-0607

           and

           if to Banner, to:

           BANNER CORPORATION
           10 South First Avenue
           Walla Walla, WA 99362
           Attention:  D. Michael Jones, President & Chief Executive Officer
                       Lloyd W. Baker, Chief Financial Officer
           Facsimile:  (509) 526-8873

           with a copy to:

           Wachtell, Lipton, Rosen & Katz
           51 W. 52nd Street
           New York, NY 10019
           Attention:  Adam D. Chinn, Esq.
                       Nicholas G. Demmo, Esq.
           Facsimile:  (212) 403-2000

     9.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The F&M Bank Disclosure Schedule and the Banner Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

     9.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

     9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

     9.7 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of Washington applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles, except to the extent that the application of federal securities laws is mandatory. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Washington. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     9.8 Publicity. Neither F&M Bank nor Banner shall, and neither F&M Bank nor Banner shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Banner, in the case of a proposed announcement or statement by F&M Bank, or F&M Bank, in the case of a proposed announcement or statement by Banner; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

     9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Sections 6.6(h) and 6.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

                  Remainder of Page Intentionally Left Blank

     IN WITNESS WHEREOF, F&M Bank, Banner and Banner Bank have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                              BANNER CORPORATION


                                  /s/D. Michael Jones
                              By: -------------------------------------------
                                  Name:   D. Michael Jones
                                  Title:  President & Chief Executive Officer


                              BANNER BANK


                                  /s/D. Michael Jones
                              By: -------------------------------------------
                                  Name:   D. Michael Jones
                                  Title:  President & Chief Executive Officer


                              F&M BANK


                                  /s/David A. Klaue
                              By: ------------------------------------------
                                  Name:   David A. Klaue
                                  Title:  Chairman of the Board


                                  /s/John R. Layman
                              By: ------------------------------------------
                                  Name:   John G. Layman
                                  Title:  Vice Chairman


                                  /s/John R. Layman
                              By: ------------------------------------------
                                  Name:   John R. Layman
                                  Title:  Vice Chairman


                                  /s/John Wagner
                              By: ------------------------------------------
                                  Name:   John Wagner
                                  Title:  President, Chief Operating Officer



                 Signature Page to Agreement and Plan of Merger

                                  /s/Lawrence E. Peretti
                              By: ------------------------------------------
                                  Name:   Lawrence E. Peretti
                                  Title:  Director


                                  /s/Richard E. Odegard
                              By: ------------------------------------------
                                  Name:   Richard E. Odegard
                                  Title:  Director



                 Signature Page to Agreement and Plan of Merger

                                                                  Exhibit A
                                                                  ---------
                      Index Group Members and Weights
                      -------------------------------

                Company                                 Weight
-------------------------------------------   ----------------------------

Umpqua Holdings Corporation                              15.01%

Frontier Financial Corporation                           11.73%

Sterling Financial Corporation                            9.58%

Glacier Bancorp, Inc.                                     8.76%

Westamerica Bancorporation                                8.00%

Cascade Bancorp                                           7.32%

Placer Sierra Bancshares                                  5.79%

PremierWest Bancorp                                       4.19%

Columbia Banking System, Inc.                             4.15%

TriCo Bancshares                                          4.10%

West Coast Bancorp                                        4.02%

Horizon Financial Corp.                                   3.17%

Cascade Financial Corporation                             3.13%

AmericanWest Bancorporation                               2.94%

Capital Corp of the West                                  2.78%

Pacific Continental Corporation                           2.75%

Columbia Bancorp                                          2.58%

                                                                    Exhibit B
                                                                    ---------

                           Form of Affiliate Letter
Banner Corporation
10 South First Avenue
Walla Walla, WA 99362

Ladies and Gentlemen:

          I have been advised that as of the date hereof I may be deemed to be an "affiliate" of F&M BANK, a Washington banking corporation ("F&M Bank"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of December 11, 2006 (the "Merger Agreement"), by and among Banner Corporation, a Washington corporation ("Banner") and Banner Bank, on the one hand, and F&M Bank, on the other hand, F&M Bank shall be merged with and into Banner Bank (the "Merger"). All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

          I represent, warrant and covenant to Banner and Banner Bank that in the event I receive any Banner Common Stock as a result of the Merger:

          I shall not make any sale, transfer or other disposition of Banner Common Stock in violation of the Act or the Rules and Regulations.

          I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Banner Common Stock to the extent I believed necessary with my counsel or counsel for F&M Bank.

          I have been advised that the issuance of Banner Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the shareholders of F&M Bank I may be deemed to have been an affiliate of F&M Bank and the distribution by me of Banner Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Banner Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Banner, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          I understand that Banner is under no obligation to register the sale, transfer or other disposition of Banner Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          I also understand that stop transfer instructions will be given to Banner's transfer agents with respect to Banner Common Stock and that there will be placed on the certificates for Banner Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

          "The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration."

          I also understand that unless the transfer by me of my Banner Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Banner reserves the right to put the following legend on the certificates issued to my transferee:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

          It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to Banner's transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Effective Date and the provisions of such Rule are then available to me; or
(C) I shall have delivered to Banner (i) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Banner, or other evidence reasonably satisfactory to Banner, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Securities Act or (ii) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act or pursuant to an effective registration under the Securities Act.

          I recognize and agree that the foregoing provisions also apply to
(i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

          It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

          Execution of this letter should not be construed as an admission on my part that I am an "affiliate" of F&M Bank as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                 Very truly yours,


                                 By: ------------------------------------
                                     Name:

Accepted this ___ day of
__________, 2007

BANNER CORPORATION


By: ------------------------------
    Name:
    Title: